UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

POLYCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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[            ] shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 9, 2014

To Polycom Stockholders:

Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) of Polycom, Inc., a Delaware corporation, will be held on Monday, June 9, 2014, at 10:00 a.m., Pacific time, at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, for the following purposes:

1.	To elect the eight directors listed in the accompanying proxy statement to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve an amendment to Polycom’s 2005 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 9,000,000.

3.	To approve, by a non-binding advisory vote, Polycom’s executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the 2014 Annual Meeting at the time and on the date specified above or at any time and date to which the 2014 Annual Meeting may be properly adjourned or postponed.

We are furnishing our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 10, 2014, will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the 2014 Annual Meeting and any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 25, 2014.

Your vote is very important. Whether or not you plan to attend the 2014 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2014 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2014 Annual Meeting in person. Any stockholder attending the 2014 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2014 Annual Meeting.

Thank you for your ongoing support of Polycom.

By Order of the Board of Directors of Polycom, Inc.

Peter A. Leav
Chief Executive Officer, President and Director

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2014	1

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these proxy materials?	1

Where is the 2014 Annual Meeting?	1

Can I attend the 2014 Annual Meeting?	1

Who is entitled to vote at the 2014 Annual Meeting?	2

What is the difference between holding shares as a stockholder of record or as a beneficial owner?	2

How can I vote my shares in person at the 2014 Annual Meeting?	2

How can I vote my shares without attending the 2014 Annual Meeting?	2

How many shares must be present or represented to conduct business at the 2014 Annual Meeting?	3

What proposals will be voted on at the 2014 Annual Meeting?	3

What are the voting requirements to approve each of the proposals?	3

How are votes counted?	4

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the 2014 Annual Meeting?	4

Can I change my vote?	5

What happens if I decide to attend the 2014 Annual Meeting but I have already voted or submitted a proxy card covering my shares?	5

What should I do if I receive more than one set of voting materials?	5

Is my vote confidential?	5

Who will serve as inspector of election?	6

Where can I find the voting results of the 2014 Annual Meeting?	6

Who will bear the cost of soliciting votes for the 2014 Annual Meeting?	6

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6

How may I obtain a separate copy of the Notice of Internet Availability or the 2013 Annual Report?	7

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POLYCOM, INC.

6001 America Center Drive

San Jose, California 95002

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2014

The proxy statement and annual report to stockholders are available at www.edocumentview.com/plcm.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders on or about April 25, 2014. Stockholders will have the ability to access the proxy materials on a website at www.edocumentview.com/plcm, or to request a printed set of the proxy materials be sent to them, by following the instructions in the Notice of Internet Availability. By furnishing a notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Polycom, Inc. (the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies for use at Polycom’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) to be held Monday, June 9, 2014, at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed and made available to you on or about April 25, 2014. As a stockholder, you are invited to attend the 2014 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2014 Annual Meeting?

A:	The 2014 Annual Meeting will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002. Stockholders may request directions to our headquarters in order to attend the 2014 Annual Meeting by calling (408) 586-6000.

Q:	Can I attend the 2014 Annual Meeting?

A:	You are invited to attend the 2014 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 10, 2014 (the “Record Date”). You should bring photo identification for entrance to the 2014 Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific time, and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2014 Annual Meeting?

A:	You may vote your shares of Polycom common stock if our records show that you owned your shares of common stock at the close of business on the Record Date. At the close of business on the Record Date, there were 138,149,116 shares of Polycom common stock outstanding and entitled to vote at the 2014 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Polycom’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the 2014 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2014 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2014 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2014 Annual Meeting.

Q:	How can I vote my shares in person at the 2014 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2014 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2014 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2014 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2014 Annual Meeting.

Q:	How can I vote my shares without attending the 2014 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2014 Annual Meeting. For instructions on how to vote by proxy, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on June 8, 2014. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the Notice of Internet

Availability until 11:59 p.m., Eastern time, on June 8, 2014. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom common stock may request a paper proxy card from Polycom by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

Q:	How many shares must be present or represented to conduct business at the 2014 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2014 Annual Meeting is necessary to constitute a quorum at the 2014 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2014 Annual Meeting or (2) have properly submitted a proxy by voting their shares as discussed above.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2014 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2014 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2014 Annual Meeting are:

•	The election of eight directors to serve for the ensuing year and until their successors are duly elected and qualified;

•	The approval of an amendment to Polycom’s 2005 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 9,000,000;

•	The approval, by a non-binding, advisory vote, of Polycom’s executive compensation; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Q:	What are the voting requirements to approve each of the proposals?

A:	The voting requirements to approve each of the proposals are as follows:

•

Polycom’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee will be elected if the number of shares voted “FOR” that nominee exceeds the number of shares “AGAINST” that nominee (Proposal One).

If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

•

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote is required (1) to approve the amendment to Polycom’s 2005 Employee Stock Purchase Plan (Proposal Two), (2) to approve, by a non-binding, advisory vote, Polycom’s executive compensation (Proposal Three) and (3) to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four).

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One). A nominee for director must receive more votes “FOR” than “AGAINST.” If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal. Broker non-votes and, pursuant to our bylaws, abstentions, will not be counted as votes cast “FOR” this proposal and, therefore, will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve the amendment to Polycom’s 2005 Employee Stock Purchase Plan (Proposal Two); to approve, by a non-binding, advisory vote, Polycom’s executive compensation (Proposal Three); and to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four). Abstentions are deemed to be votes cast “FOR” Proposals Two, Three and Four and have the same effect as a vote “AGAINST” these proposals. However, broker non-votes are not deemed to be entitled to vote and, therefore, are not included in the tabulation of the voting results on these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2014 Annual Meeting (and not revoked) will be voted at the 2014 Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the eight nominees for election as directors (Proposal One);

•	“FOR” the approval of the amendment to Polycom’s 2005 Employee Stock Purchase Plan (Proposal Two);

•	“FOR” the approval of Polycom’s executive compensation (Proposal Three); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal Four).

Q:	What happens if additional matters are presented at the 2014 Annual Meeting?

A:

If any other matters are properly presented for consideration at the 2014 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2014 Annual Meeting to another time or place

(including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Peter A. Leav and Sayed M. Darwish, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Polycom does not currently anticipate that any other matters will be raised at the 2014 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2014 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Polycom’s Corporate Secretary at Polycom, Inc., 6001 America Center Drive, San Jose, California 95002 prior to your shares being voted, or (3) by attending the 2014 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request so.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2014 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2014 Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2014 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2014 Annual Meeting. Please be aware that attendance at the 2014 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2014 Annual Meeting and vote in person, you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Polycom or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Polycom management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2014 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2014 Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2014 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2014 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained MacKenzie Partners Inc. to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an estimated fee of $20,000 plus reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Polycom’s proxy materials—Stockholders may present proper proposals for inclusion in Polycom’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Polycom’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2015 annual meeting of stockholders, stockholder proposals must be received by Polycom’s Corporate Secretary no later than December 26, 2014, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting—In addition, Polycom’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board, or (2) by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Polycom’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Polycom mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2014 annual meeting of stockholders will start on February 9, 2015 and end on March 11, 2015.

If a stockholder who has notified Polycom of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Polycom need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Polycom’s Corporate Secretary at our principal executive offices located at 6001 America Center Drive, San Jose, CA 95002 or by accessing Polycom’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Polycom’s proxy materials, should be sent to Polycom’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2013 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2013 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2013 Annual Report by calling (408) 586-6000 or by writing to Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2013 Annual Report can also request to receive a single copy by following the instructions above.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Polycom’s bylaws currently set the number of authorized directors at eight. Accordingly, eight directors are to be elected to the Board at the 2014 Annual Meeting, all of whom have been nominated by the Board following the recommendation for nomination by the Corporate Governance and Nominating Committee, and all of whom are currently serving as directors of Polycom. All nominees, except for Peter A. Leav, Martha H. Bejar and Robert J. Frankenberg, were elected by the stockholders at last year’s annual meeting. In fiscal 2013, the Corporate Governance and Nominating Committee conducted a candidate search, through which process Ms. Bejar and Mr. Frankenberg were recommended to the Corporate Governance and Nominating Committee as candidates for the Board. After conducting its evaluation, including interviews, the Corporate Governance and Nominating Committee recommended their appointments to the Board in October 2013. In December 2013, the Board appointed Mr. Leav to the Board in connection with his appointment as President and Chief Executive Officer of Polycom.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the 2014 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees for director, their ages, their positions with Polycom and other biographical information as of March 31, 2014, are set forth below. There are no family relationships among any of Polycom’s directors or executive officers. Beneath the biographical details of each nominee listed below, we have also detailed the specific experience, qualifications, attributes or skills of each nominee that led the Board to conclude that each nominee should serve on the Board.

Name	Age	Position
Peter A. Leav	43	Chief Executive Officer, President and Director
Betsy S. Atkins (2)(3)	58	Director
Martha H. Bejar (1)	51	Director
Robert J. Frankenberg (1)(2)	66	Director
John A. Kelley, Jr. (3)	64	Director
D. Scott Mercer (1)(3)	63	Director
William A. Owens (2)(3)	73	Director
Kevin T. Parker	54	Chairman of the Board of Directors

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Director Qualifications and Diversity

We have adopted a policy for evaluating director candidates, which is described in more detail in the “Corporate Governance” section under the heading “Process for Recommending Candidates for Election to the

Board of Directors” on page 17 below. Under this policy, the Corporate Governance and Nominating Committee considers issues such as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like in evaluating director candidates and members of the Board. Polycom does not maintain a diversity policy with respect to its Board. As noted above, however, Polycom does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. The Board views diversity broadly as it considers those attributes that it believes will allow them to best guide Polycom and its strategic direction through a variety of backgrounds, viewpoints, skills, professional and educational experiences and other attributes. Polycom believes each of its current directors has broad experience at the policy-making level in business and in the technology industry and brings a strong set of relevant skills, giving the Board competence and experience in a wide variety of areas, including technology industry expertise, operations, corporate governance and compliance, board service, executive management, finance, customer segments, mergers and acquisitions, and international business.

As the biographical information of our directors illustrates, all of our directors satisfy our criteria for Board membership. When identifying director candidates, we take into account the present and future needs of the Board and the expertise and experience required for committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology experience, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of good character, sound judgment and high integrity. Our principal goal with respect to director qualifications is to seat directors who are best able to effectively carry out their oversight duties, increase the overall effectiveness of the Board and ensure that the best interests of stockholders are being served. Beneath the biographical details of each nominee or director listed below is a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board to conclude that each nominee should continue to serve on the Board.

Information Regarding the Nominees

Peter A. Leav has been a director of Polycom and Polycom’s President and Chief Executive Officer since December 2013. Prior to joining Polycom, Mr. Leav served as Executive Vice President and President, Industry and Field Operations of NCR Corporation, a global technology company, from June 2012 to November 2013. Mr. Leav served as Executive Vice President, Global Sales, Professional Services and Consumables of NCR from November 2011 to June 2012, and as Senior Vice President, Worldwide Sales of NCR from January 2009 to October 2011. Prior to joining NCR, he served as Corporate Vice President and General Manager of Motorola, Inc., a provider of mobility products and solutions across broadband and wireless networks, from November 2008 to January 2009, as Vice President and General Manager from December 2007 to November 2008, and as Vice President of Sales from December 2006 to December 2007. From November 2004 to December 2006, Mr. Leav was Director of Sales for Symbol Technologies, Inc., an information technology company. Prior to this position, Mr. Leav was Regional Sales Manager at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, from July 2000 to November 2004. Mr. Leav holds a B.A. from Lehigh University.

Qualifications to serve as director:    Mr. Leav is uniquely qualified to contribute to Polycom’s future delivery on its strategic initiatives through his strong background in operations, general management and sales, spanning more than 20 years in the communications, technology and services industry. During his career, Mr. Leav has a proven track record of driving revenue and shareholder value, while leading global organizations at such companies as NCR and Motorola and regional organizations at Cisco Systems and Tektronix. In addition, Mr. Leav is developing a comprehensive understanding of Polycom’s business, operations, competition and financial position.

Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins has served as the Chief Executive Officer of Baja LLC, an independent venture capital firm focused on technology, renewable energy and life sciences industries, since 1994. Ms. Atkins served as Chief Executive Officer and Chairman of the board of directors of Clear Standards, Inc., a provider of enterprise carbon management and sustainability solutions, from February 2009 until August 2009 when Clear Standards was acquired by SAP AG, a business software company. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its board of directors, and served as its Executive Vice President of sales, marketing, professional services and international operations prior to its acquisition by Lucent Technologies. Ms. Atkins served on the boards of directors of Vonage Holdings Inc. from July 2005 to March 2007, Towers Watson & Co. from January 2010 to November 2010, Reynolds American Inc. from July 2004 to June 2010, SunPower Corporation from October 2005 to August 2012 and Chico’s FAS, Inc. from January 2004 to July 2013, and has served on the boards of directors of Schneider Electric, SA since April 2011, HD Supply, Inc. since September 2013 and Wix.com Ltd. since November 2013, as well as the boards of a number of private companies. Ms. Atkins is also an advisor to SAP, was formerly an advisor to British Telecom and was a presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee. Ms. Atkins holds a B.A. from the University of Massachusetts.

Qualifications to serve as director:    Ms. Atkins is independent and has deep expertise in many areas, including senior management and operational experience in the telecommunications industry. As a co-founder and Executive Vice President of Ascend Communications and formerly as an advisor to British Telecom, Ms. Atkins has a strong skill set in sales, marketing and international operations in the telecommunications industry and extensive knowledge of its principal customer segments. In addition, Ms. Atkins has significant public board experience, including large, multi-national enterprises, as well as service as a director of The NASDAQ Stock Market LLC and as a former appointee to the Pension Benefit Guaranty corporation advisory committee, which gives her broad experience and thought leadership in corporate governance matters generally, including executive compensation, and evolving best practices in corporate governance. Ms. Atkins currently serves as the chairperson of Polycom’s Compensation Committee and is a member of the Corporate Governance and Nominating Committee. Ms. Atkins previously served as Lead Independent Director from May 2003 to February 2006.

Martha H. Bejar has been a director of Polycom since October 2013. Ms. Bejar has served as Chief Executive Officer and director of Flow Mobile, Inc., a wireless telecommunications company, since January 2012. Ms. Bejar has also been a venture partner for The Prometheus Partners group since April 2012, which specializes in furthering business relationships between the U.S., China and the rest of the world. Prior to joining Flow Mobile, Ms. Bejar served as Chief Executive Officer and director of Wipro Infocrossing Inc., a cloud services company, from March 2011 until January 2012. Ms. Bejar served as President of Worldwide Sales and Operations at Wipro Technologies Inc., an IT services company, from June 2009 to April 2011. From June 2007 to June 2009, Ms. Bejar served as Worldwide Corporate Vice President for Microsoft, Inc., a computer software company. Prior to joining Microsoft, Ms. Bejar held various positions at Nortel Networks Corporation, a telecommunications and data networking company, including as Regional President from 2004 to 2007, President of North America Sales, Sales Engineering and Sales Operations from 2002 to 2004 and General Manager from 1997 to 2002. Ms. Bejar serves on the boards of a number of private and non-profit companies. Ms. Bejar holds a B.S. in Industrial Engineering from the University of Miami, and a Masters in Business Administration from Nova Southeastern University.

Qualifications to serve as director:    Ms. Bejar is independent and has significant senior management expertise in the telecommunications and IT sectors, including as Chief Executive Officer of Flow Mobile and Wipro Infocrossing. Ms. Bejar’s experience as a senior executive officer of technology companies gives her a strong skill set working in different business models with a focus on business intelligence and analytics, wireless solutions, unified communications, and social networking market demand. Ms. Bejar brings experience in technology, planning, operations, and strategy. Ms. Bejar currently serves on Polycom’s Audit Committee.

Robert J. Frankenberg has been a director of Polycom since October 2013. Mr. Frankenberg is the owner of NetVentures, a management consulting firm. Mr. Frankenberg served as Chairman of Kinzan, Inc., an internet services software platform provider, from December 1999 to July 2006. Prior to joining Kinzan, Mr. Frankenberg served as Chairman, President and Chief Executive Officer of Encanto Networks, Inc., an eBusiness software and services company, from June 1997 until July 2000. From April 1994 to August 1996, Mr. Frankenberg served as Chairman and Chief Executive Officer of Novell, Inc., a networking software company. Prior to joining Novell, Mr. Frankenberg held various positions at Hewlett-Packard Corporation, an information technology company, including as Corporate Vice President and General Manager. Mr. Frankenberg served on the board of directors of National Semiconductor from April 1999 to September 2011, and has served on the boards of directors of Nuance Communications, Inc. since March 2000 and Wave Systems Corp. since December 2011, as well as the boards of a number of private and non-profit companies. Mr. Frankenberg holds a B.S. in Computer Engineering from San Jose State University.

Qualifications to serve as director:    Mr. Frankenberg is independent and has significant senior management expertise in the technology industry, including previously as Chairman and Chief Executive Officer of Novell, one of the largest networking software companies in the world, where he led the business through a major strategy change to focus the company on the network software business. Mr. Frankenberg’s experience as chairman, president and chief executive officer of various technology companies and his significant board experience provides expertise in technology, business operations, corporate development, strategy, financial reporting, governance and board best practices. Mr. Frankenberg currently serves on Polycom’s Audit Committee and Compensation Committee.

John A. Kelley, Jr. has been a director of Polycom since March 2000. Mr. Kelley has served as the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009 and as Chairman of the board of directors of CereScan since March 2009. Previously, Mr. Kelley served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications International, Inc. from August 2000 to December 2000. He served as President of Wholesale Markets for U.S. West, Inc. from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U.S. West. Prior to joining U.S. West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and held senior positions at Xerox Corporation and NBI, Inc. Mr. Kelley has served on the board of directors of Emulex Corporation since February 2014, and served on the board of directors of McDATA Corporation from August 2001 until McDATA was acquired in January 2007. Mr. Kelley is also a director of one private company and several not-for-profit boards. Mr. Kelley holds a B.S. in business management from the University of Missouri, St. Louis.

Qualifications to serve as director:    Mr. Kelley is independent and has broad experience, knowledge and expertise in the communications and networking industries, including as chief executive officer of McDATA and in senior management positions at large telecommunications companies. Mr. Kelley’s strategic and operational experience as a senior executive officer and as chief executive officer in the telecommunications and networking industries is directly relevant to many of the strategic and operational issues faced by Polycom, including strategic planning, operations, finance, governance and industry consolidation. Mr. Kelley currently serves as the chairperson of Polycom’s Corporate Governance and Nominating Committee.

D. Scott Mercer has been a director of Polycom since November 2007. From April 2008 to April 2011, Mr. Mercer served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer also served on the board of directors of Conexant from May 2003 to April 2011 and served as Chairman of the board of directors of Conexant from August 2008 to April 2011. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005. Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from

February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. In addition to Conexant, Mr. Mercer served on the boards of directors of Net Ratings, Inc. from January 2001 to June 2007, Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, and Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company. Mr. Mercer has served as a director of QLogic Corp. since September 2010 and Sandisk Corporation since September 2013. Mr. Mercer holds a B.S. in Accounting from California Polytechnic University.

Qualifications to serve as director:    Mr. Mercer is independent and an audit committee financial expert, with significant senior management and operational experience over the last 30 years in a number of technology companies. Mr. Mercer’s experience as a senior executive officer, including as both chief executive officer and chief financial officer, of high growth technology companies gives him a strong skill set in planning, operations, compliance and finance matters. Further, Mr. Mercer has significant public board experience, which adds to his relevant knowledge and experience. Mr. Mercer currently serves as the chairperson of Polycom’s Audit Committee and is a member of the Corporate Governance and Nominating Committee.

William A. Owens has been a director of Polycom since December 2005 and was previously a director of Polycom from August 1999 to May 2004. Mr. Owens presently serves as the Chairman of AEA Investors (Asia) since April 2006 and has served as Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a New York private equity company at various times during that period. Mr. Owens has served as Vice Chairman of the New York Stock Exchange, Asia since June 2012. Mr. Owens previously served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation, a global supplier of communications equipment, from May 2004 to November 2005. Prior to that, Mr. Owens served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, Mr. Owens also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens was a career officer in the U.S. Navy where he served as commander of the U.S. Sixth Fleet in 1990 and 1991, and as senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney. Mr. Owens’ military career culminated in his position as Vice Chairman of the Joint Chiefs of Staff where he had responsibility for the reorganization and restructuring of the armed forces in the post-Cold War era. Mr. Owens is widely recognized for bringing commercial high technology into the U.S. Department of Defense for military applications and as the architect of the Revolution in Military Affairs (RMA), an advanced systems technology approach to military operations. Mr. Owens is also a member of the board of directors of CenturyLink, Inc. since July 2009, Wipro Limited since July 2006 and several philanthropic and private company boards. Mr. Owens was a member of the board of directors of Daimler Chrysler AG from November 2003 until April 2009, Embarq Corporation from May 2006 to July 2009 and Nortel Networks Corporation from February 2002 to November 2005. Mr. Owens holds a B.A. in mathematics from the U.S. Naval Academy, Bachelor’s and Master’s degrees in politics, philosophy, and economics from Oxford University, and a Master’s degree in Management from George Washington University.

Qualifications to serve as director:    Mr. Owens is independent and has extensive experience in the telecommunications industry following a distinguished military career, including as Vice Chairman of the Joint Chiefs of Staff. Mr. Owens has broad senior management and operational experience in the technology industry and at the highest levels in the military and government, where his responsibilities encompassed the reorganization and restructuring of the nation’s military. Mr. Owens brings a level of insight and experience to Polycom’s business and international operations that is unique. In addition, his past and current experience on the board of directors of very large international companies based in Europe and Asia, as well as his current position with AEA Investors Asia where he devotes extensive time to business in Asia, provides directly relevant knowledge and insight to Polycom’s international operations and global strategies, particularly in the

Asia-Pacific region. Mr. Owens was named to the National Association of Corporate Directors’ (NACD) 2011 Directorship 100. Mr. Owens currently serves on Polycom’s Compensation Committee and Corporate Governance and Nominating Committee, and served as Lead Independent Director from February 2006 to May 2008.

Kevin T. Parker has been a director of Polycom since January 2005. In May 2013, Mr. Parker was appointed Chairman of the Board. Mr. Parker served as interim President and Chief Executive Officer of Polycom from July 2013 to December 2013. Mr. Parker is a Co-Founder and has been a managing principal of Bridge Growth Partners, LLC, a structured growth-oriented private equity firm that focuses on investments in the technology and financial services sectors, since January 2013. Prior to co-founding Bridge Growth Partners, Mr. Parker served as President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications, from June 2005 to December 2012 and as Chairman of the board of directors of Deltek from April 2006 to December 2012. Prior to joining Deltek, Mr. Parker served as Co-President of PeopleSoft, Inc., an enterprise application software company, from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Prior to joining PeopleSoft, Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation, a customer relationship management software company. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker served on Deltek’s board of directors from April 2006 to December 2012 and has served on the board of directors of Cvent, Inc. since July 2013. Mr. Parker also serves on a private company board. Mr. Parker holds a B.S. in Accounting from Clarkson University and sits on its board of trustees.

Qualifications to serve as director:    Mr. Parker is independent, an audit committee financial expert, and a recognized technology industry leader with significant senior management and operational experience. Mr. Parker’s service as president and chief executive officer, chief financial officer and in other significant senior finance roles gives him a valuable perspective into the operations and management of a company. From such roles, Mr. Parker has crucial insight into the technology industry, technology trends, and industry consolidation. In addition to his business and financial acumen, Mr. Parker brings operational experience to Polycom from his oversight of administrative, human resources, legal, facilities and IT functions. Mr. Parker currently serves as Polycom’s Chairman of the Board.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board.

Required Vote

Each director nominee who receives more votes “FOR” than “AGAINST” of the shares of Polycom common stock present in person or represented by proxy and entitled to vote will be elected.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Business Ethics and Conduct

Polycom believes that strong corporate governance practices are the foundation of a successful, well-run company. Polycom is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout Polycom and managing its affairs consistent with high principles of business ethics. The Board has adopted Corporate Governance Principles that set forth our principal corporate governance policies, including the oversight role of the Board. The Board first adopted these Corporate Governance Principles in 2003 and reviews them regularly, refining them from time to time.

In addition, Polycom has adopted a Code of Business Ethics and Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Corporate Governance Principles and the Code of Business Ethics and Conduct are available on Polycom’s website, www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance.” Polycom will disclose on its website any amendment to the Code of Business Ethics and Conduct, as well as any waivers of the Code of Business Ethics and Conduct that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board has determined that, with the exception of Peter A. Leav, who is an employee of Polycom, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board considered the annual amount of Polycom’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 1% of Polycom’s or the applicable company’s consolidated gross revenues for the applicable year.

Board Leadership Structure

Polycom currently separates the positions of Chairman of the Board and Chief Executive Officer. The Board believes that its current leadership structure is appropriate at this time and provides the most effective leadership for Polycom in a highly competitive and rapidly changing technology industry. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that an important component of our current leadership structure is having an independent director serve as the Chairman of the Board who has the broad authority to set Board agendas, direct the actions of the independent directors, conduct executive sessions comprised only of the independent directors and communicate regularly with the Chief Executive Officer.

The Board has three standing committees—Audit, Compensation and Corporate Governance and Nominating, each of which are further described below. Each of the standing board committees is comprised solely of independent directors and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Polycom.

Polycom also has a mechanism for stockholders to communicate directly with non-management directors through the Chairman of the Board (see “Contacting the Board of Directors” below for more information).

Board Role in Risk Oversight

The Board has risk oversight responsibility for Polycom. In its oversight role, the Board assesses Polycom’s strategy and concurs with management on the risk inherent in that strategy, understands the critical risks facing Polycom, ensures that management has implemented an appropriate system to manage risks (so that it can effectively identify, assess, mitigate, monitor and communicate about such risks) and provides effective risk oversight through the Board’s committee structure and oversight processes. As a technology company, we believe innovation and technological advancement will always require a certain amount of measured risk taking in pursuit of enhancing stockholder value; however, the Board recognizes that it is incumbent upon Polycom and its management to do so in a way that is responsible and consistent with Polycom’s overall strategy and to have effective systems in place that identify and mitigate those risks that could cause significant damage to Polycom’s reputation, business model or stockholder value.

Along such lines, it is management’s responsibility to manage risk and to bring material risks to Polycom to the Board’s attention. Polycom’s management has established an enterprise risk management (“ERM”) program, which is administered by management with oversight by the Audit Committee. The ERM program covers the strategic, operational, compliance and reporting risks that management believes are the most notable risks at Polycom. As set forth in its charter, the Audit Committee reviews at least annually Polycom’s processes to manage and monitor business and financial risk through its ERM process. In addition to Polycom’s ERM process, various committees are also tasked with specific risk oversight functions pursuant to the terms of the various committee charters.

In addition to its oversight of the ERM program, the Audit Committee also oversees the risks relevant to its areas of responsibility as designated under its charter, such as financial and accounting risks, treasury and investment risks, and information technology security risks. Similarly, the Compensation Committee oversees the risks related to its charter responsibilities, such as risks relating to Polycom’s compensation policies and design of compensation programs and arrangements, and to the attraction and retention of key talent. Further, the Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, considers the risks relating to Chief Executive Officer and executive succession planning. Each of these committees, in performing their respective risk oversight functions, has access to Polycom’s management and external advisors, as necessary, and reports their findings to the full Board. In addition, at each of its meetings and in particular at its annual strategic planning session at which the Board considers Polycom’s strategic direction, our Board discusses the key strategic risks that Polycom is currently facing. We believe that our directors provide effective oversight of Polycom’s risk management function.

Employee Compensation Risks

Per the discussions above, Polycom’s management and the Compensation Committee have assessed the risks associated with Polycom’s compensation policies and practices for all employees, including non-executive officers, and retained Radford to conduct an independent review of such compensation policies, practices and associated risks for the Compensation Committee in April 2014. Based on the results of these assessments, Polycom does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Polycom.

Board Meetings and Committees

During fiscal 2013, the Board of Directors held eight (8) meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year. Each of our standing committees, Audit, Compensation, and Corporate Governance and Nominating, has adopted a written charter approved by the Board, which is available on Polycom’s website, www.polycom.com, under the tabs “Company” and “Investor Relations— Board Committees & Committee Charters.”

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of D. Scott Mercer, Martha H. Bejar and Robert J. Frankenberg, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Mercer is the chairman of the Audit Committee. The Board has determined that Mr. Mercer is an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee held thirteen (13) meetings during the last fiscal year.

The Audit Committee is responsible for overseeing Polycom’s accounting and financial reporting processes and the audit of Polycom’s consolidated financial statements. The Audit Committee also assists the Board with the oversight of:

•	the integrity of Polycom’s consolidated financial statements;

•	Polycom’s internal accounting and financial controls;

•	Polycom’s compliance with legal and regulatory requirements;

•	the organization and performance of Polycom’s internal audit function;

•	the independent registered public accounting firm’s qualifications, independence and performance; and

•	Polycom’s ERM process.

The Audit Committee Report is included in this proxy statement on page 78.

Compensation Committee

The Compensation Committee currently consists of Betsy S. Atkins, Robert J. Frankenberg and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Atkins is the chairman of the Compensation Committee. The Compensation Committee held eight (8) meetings during the last fiscal year. David G. DeWalt served as a member of the Compensation Committee until May 2013, at which time he resigned from the Board.

The Compensation Committee provides oversight of Polycom’s compensation policies, plans and benefit programs. The Compensation Committee also assists the Board in:

•

reviewing and making recommendations to the independent members of the Board with respect to the compensation of Polycom’s Chief Executive Officer and reviewing and approving the compensation of Polycom’s other executive officers;

•	approving and evaluating Polycom’s executive officer compensation plans, policies and programs;

•	overseeing the design of and administering Polycom’s equity compensation plans;

•	overseeing the design of Polycom’s primary incentive plans and administering such plans with respect to executive officers; and

•

reviewing executive succession planning and evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Corporate Governance and Nominating Committee.

See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of Polycom’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee Report is included in this proxy statement on page 56.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins, Mr. Frankenberg and Mr. Owens served as members of the Compensation Committee during fiscal 2013. No interlocking relationships exist between any member of Polycom’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Polycom or its subsidiaries.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of John A. Kelley, Betsy A. Atkins, D. Scott Mercer and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Kelley is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held six (6) meetings during the last fiscal year.

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board on matters concerning corporate governance, board composition, board evaluations and nominations, board committee structure and composition, conflicts of interest and stockholder proposals. The Corporate Governance and Nominating Committee also periodically reviews the succession planning for the Chief Executive Officer and other executive officers of Polycom in conjunction with the Compensation Committee, and is responsible for evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Compensation Committee. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by stockholders of Polycom (see “Process for Recommending Candidates for Election to the Board of Directors” below for more information).

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Polycom within the last three years and evidence of the nominating person’s ownership of Polycom stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board eligible for reelection, the committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the telecommunications industry and Polycom’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

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With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the committee deems necessary or proper.

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In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

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The Corporate Governance and Nominating Committee will apply these same principles when evaluating candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee recommends the director nominees to the full Board for selection.

Director Resignation

Pursuant to Polycom’s Corporate Governance Principles, a director whose primary employment status changes materially from the most recent annual meeting of stockholders when such director was elected is expected to offer to resign from the Board. The Board does not believe that a director in this circumstance should necessarily leave the Board, but that the director’s continued service should be re-evaluated under the established Board membership criteria. Accordingly, the Corporate Governance and Nominating Committee will review and recommend to the Board whether the director’s continued service is appropriate, and the Board will then determine whether to accept such resignation.

In addition, a director who reaches the age of 75 will notify the Board and offer to submit a letter of resignation to the Board, to be effective at the next annual meeting of stockholders held for the election of directors. Such letter of resignation will be accepted by the Board unless the Corporate Governance and Nominating Committee determines, after weighing the benefits of such director’s continued contributions against the benefits of fresh viewpoints and experience, to nominate the director for another term.

Furthermore, Polycom’s bylaws and Corporate Governance Principles provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee for election or reelection to the Board must receive more votes cast “FOR” than “AGAINST” his or her election or reelection in order to be elected or reelected to the Board. If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Polycom does not have a formal policy regarding attendance by members of the Board at Polycom’s annual meeting of stockholders, Polycom encourages, but does not require, directors to attend. John A. Kelley and Kevin T. Parker attended Polycom’s 2013 annual meeting of stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@polycom.com. Our Chairman of the Board receives these communications unfiltered by Polycom, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investor@polycom.com.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

Reason for the Amendment

We are asking stockholders to approve an amendment to our Employee Stock Purchase Plan (the “ESPP”) so that we may continue to use the ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our ESPP is intended to offer a significant incentive by allowing employees to purchase shares of our common stock (“Shares”). Employees are allowed to purchase Shares under the ESPP at a price equal to 85% of the lower of the fair market value on either the opening date of the respective offering period or the purchase date under the offering period.

Currently, a maximum of 17,000,000 Shares are subject to the ESPP. However, as of March 31, 2014, a total of 13,437,041 Shares had been issued since the ESPP’s inception in 2005, and 3,562,959 Shares remained available for issuance. The amendment to the ESPP would increase the number of Shares issuable under the ESPP by 9,000,000 Shares, bringing the total authorized amount under the ESPP to 26,000,000 Shares, with 12,562,959 Shares remaining available for issuance (the “Amendment”). Without stockholder approval of this Amendment, we believe our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be limited. We believe that the approval of the Amendment is important to our continued success. If stockholders do not approve the Amendment, no Shares will be added to the total number of Shares reserved for issuance under the ESPP. In that case, the Shares reserved for issuance under the ESPP likely will be insufficient to cover full grants beyond the January 2015 purchase date, after which enrollments will be reduced to eliminate over-enrollment. If the Shares available for issuance under the ESPP run out, the ESPP’s goals of recruiting, retaining and motivating talented employees will be more difficult to meet.

In considering its recommendation to amend the ESPP to reserve an additional 9,000,000 Shares for issuance, the Compensation Committee considered (1) the period of time the current balance would last based on the historical number of Shares purchased under the ESPP, which showed that the current Shares available for grant would likely be insufficient beyond the January 2015 purchase date, (2) the period of time the additional Shares would last using an assumption that the number of Shares purchased under the ESPP in 2013 would be purchased on an annual basis in future years, (3) the percent of our common stock outstanding that the Amendment would represent, which was less than 10%, and (4) key components of plan design as compared to relevant guidelines from a proxy advisory firm due to our significant institutional stockholder base. The increased Share reserve from the Amendment is expected to meet our anticipated needs for a period of approximately 4-5 years. However, that period will be impacted by the actual number of Shares that will be purchased under the ESPP in any year, which will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate, and our stock price.

The ESPP initially was adopted by the Board in April 2005 and became effective in May 2005. The ESPP was most recently amended by the Board in May 2011 and approved by our stockholders at our 2011 Annual Meeting. The ESPP has not been amended in any material way (other than the Amendment) since stockholders last approved the ESPP at our 2011 Annual Meeting.

The Compensation Committee and Board have approved the Amendment, subject to the approval of our stockholders at the 2014 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

Required Vote

Approval of the ESPP requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders do not approve the amendment to the ESPP, the ESPP will continue under its current terms until it is terminated in accordance with its terms.

Description of the ESPP

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is provided as Appendix A to this proxy statement.

Purpose

The purpose of the ESPP is to provide eligible employees of Polycom and its participating affiliates with the opportunity to purchase Shares through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Compensation Committee. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). In addition, the ESPP authorizes the grant of options that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the Board that are designed to achieve desired tax or other objectives.

Eligibility to Participate

Most employees of Polycom and its participating affiliates are eligible to participate in the ESPP. The Board or Compensation Committee determines whether an affiliate of Polycom may participate in the ESPP. However, an employee is not eligible if he or she would own and/or hold outstanding options to purchase five percent or more of the total combined voting power or value of all classes of stock of Polycom or of any affiliate of Polycom. Also, the Compensation Committee generally has discretion to exclude employees from participating in the ESPP, on a uniform and nondiscretionary basis, if the employee normally is scheduled to work less than or equal to twenty hours per week or five months per calendar year, has worked for Polycom for less than two years, or is an officer or other highly compensated employee, provided that the exclusion of employees in these categories is not prohibited under applicable local law. As of March 31, 2014, approximately 2,900 employees are eligible to participate in the ESPP.

Number of Shares of Common Stock Available under the ESPP

Currently, a maximum of 17,000,000 Shares had been approved for issuance pursuant to the ESPP. If stockholders approve the Amendment to the ESPP, the number of Shares issuable under the ESPP would be increased by 9,000,000 Shares, bringing the total authorized Shares that may be granted under the ESPP to 26,000,000 Shares. Shares sold under the ESPP may be newly issued Shares or treasury Shares. As of March 31, 2014, the closing price of our common stock on NASDAQ was $13.72 per Share.

Administration

The Compensation Committee administers the ESPP. The members of the Compensation Committee serve at the pleasure of the Board. Subject to the terms of the ESPP, the Compensation Committee has all of the powers and discretion necessary or appropriate to control the operation and supervise the administration of the ESPP. The Compensation Committee’s authority under the ESPP includes, among other powers, interpreting and determining the terms and provisions of the ESPP and options granted under the ESPP, determining the form and manner of elections that may be made under the ESPP, determining when options are granted under the ESPP and with respect to how many Shares, designating a custodian or broker to receive the Shares purchased under the ESPP, obtaining the services of brokers, counsel, agents and advisors, determining the eligibility, status and rights of participating employees, determining separate offerings under the ESPP, establishing rules, procedures and sub-plans, and delegating the authority to perform for or on behalf of the Compensation Committee its functions under the ESPP. The Compensation Committee also may establish and revise the accounting method or formula for the ESPP and determine whether participating employees may contribute to the ESPP by means other than payroll withholding. All actions, interpretations and decisions of the Compensation Committee are conclusive and binding on all persons and will be given the maximum deference permitted by law.

Enrollment and Contributions

Eligible employees voluntarily elect to participate in the ESPP by enrolling in a form and manner and by the deadline set by the Compensation Committee. Each employee who joins the ESPP is granted an option to purchase Shares on each enrollment date while participating in the ESPP and automatically is re-enrolled for additional rolling 24-month offering periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to ESPP rules). Eligible employees who participate in the ESPP are referred to as participants.

Participants contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through other means specified by the Compensation Committee. Currently, participants generally may contribute up to 15% of their eligible compensation through after-tax payroll deductions. From time to time, the Compensation Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering and purchase periods (but in no event may such periods exceed 24 months). A participant may increase or decrease his or her contribution percentage by following procedures established by the Compensation Committee.

Purchase of Shares

Currently, Shares are offered under the ESPP through a series of 24-month offering periods. On the last business day of each six-month purchase period (generally occurring in January and July), Polycom uses each participant’s payroll deductions or contributions to purchase Shares for the participant. The price of the Shares purchased will be determined under a formula established in advance by the Compensation Committee. However, in no event may the per Share purchase price be less than 85% of the lower of (1) the per Share closing price of our common stock on NASDAQ on the first day of the offering period, or (2) the per Share closing price of our common stock on NASDAQ on the purchase date. No participant may purchase more than $25,000 of Shares under the ESPP (based on market value on the applicable enrollment date(s)) in any calendar year during which the participating employee is enrolled in the ESPP at any time. The Compensation Committee also has discretion to set a limit on the number of Shares that may be purchased on any purchase date (which currently is established at 10,000 Shares unless otherwise determined by the Compensation Committee).

If the per Share closing price on a new enrollment date is lower than the per Share closing price on the immediately preceding enrollment date, then following the purchase of Shares on the purchase date applicable to the immediately preceding enrollment date, participating employees will be withdrawn and re-enrolled under the new enrollment date. If the ESPP is over-enrolled at any time with respect to the number of Shares that are available for purchase, then enrollments will be reduced to eliminate the over-enrollment, as determined by the Compensation Committee in a uniform and nondiscriminatory manner. Any funds that cannot be applied to the purchase of whole Shares due to the over-enrollment will be refunded, without interest (unless otherwise required by applicable law).

Termination of Participation

Participation in the ESPP generally terminates when a participating employee’s employment with Polycom or its affiliate ceases for any reason, the employee withdraws from the ESPP, or Polycom terminates or amends the ESPP such that the employee is no longer eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Compensation Committee. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the ESPP will cease.

Non-transferability

Rights to purchase Shares and any other rights and interests under the ESPP may not be assigned, transferred, sold or otherwise disposed of and may not be subject to the claims of creditors or liable to attachment, execution or other legal process.

Certain Transactions

In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other similar change in the capital structure of Polycom, the Compensation Committee may make appropriate adjustments to the number, kind and purchase price of the Shares available for purchase under the ESPP and any outstanding option under the ESPP.

If the Compensation Committee or the Board determines that a change of control of Polycom will occur, then all outstanding options under the ESPP will terminate upon completion of the purchase of Shares on a purchase date prior to the change of control (as selected by the Compensation Committee or the Board, and which may be adjusted to occur sooner than originally scheduled), unless the Compensation Committee or the Board determines that the options will be assumed by the surviving corporation or its parent.

Amendment and Termination

The Compensation Committee or the Board may amend, suspend or terminate the ESPP or any part of the ESPP at any time and for any reason. If the ESPP is terminated, the Compensation Committee or the Board may determine that all outstanding rights to purchase Shares under the ESPP terminate immediately, upon completion of the next purchase date (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase Shares will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable.

Number of Shares Purchased by Certain Individuals and Groups

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Further, the number of Shares that may be purchased under the ESPP is determined, in part, by the price of our common stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes only, the following table sets forth (a) the number of Shares that were purchased during 2013 under the ESPP, and (b) the weighted average per Share purchase price paid for such Shares, for each of our named executive officers, all current executive officers as a group, and all other employees who participated in the ESPP as a group:

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Peter A. Leav (1) Chief Executive Officer and President	0	0
Laura J. Durr Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer	2,878	$7.39
Sayed M. Darwish Chief Legal Officer and Executive Vice President, Corporate Development	2,878	$7.39
Kevin T. Parker Chairman of the Board of Directors and Former Interim Chief Executive Officer and President	0	0
Andrew M. Miller (2) Former Chief Executive Officer and President	0	0
Eric F. Brown(2) Former Chief Operating Officer, Chief Financial Officer and Executive Vice President	0	0
Tracey E. Newell (2) Former Executive Vice President, Global Sales	2,877	$7.39
All current executive officers as a group	5,756	$7.39
All non-employee directors as a group (3)	0	0
All other employees (including all current officers who are not executive officers) as a group	2,895,654	$7.41

(1)	Mr. Leav joined Polycom in December 2013. As a result, he was not eligible to participate in the ESPP in 2013.
(2)	Mr. Miller, Mr. Brown and Ms. Newell are no longer employed with Polycom. As a result, they are no longer eligible to participate in the ESPP.
(3)	Non-employee directors are not eligible to participate in the ESPP. Mr. Parker is currently a non-employee director, but was eligible to participate in the ESPP while employed as Polycom’s interim Chief Executive Officer and President during part of 2013. However, he did not participate in the ESPP.

U.S. Federal Income Tax Consequences

Based on management’s understanding of current U.S. federal income tax laws, the tax consequences of the purchase of Shares under the ESPP are as follows.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan, which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Polycom, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares. No participant may purchase Shares under the ESPP at a rate of more than $25,000 of common stock (based on market value on the applicable enrollment date(s)) in any calendar year during which the participating employee is enrolled in the ESPP at any time.

If the participant sells or otherwise disposes of the purchased Shares within two (2) years after the start date of the offering period in which the Shares were acquired or within one (1) year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and Polycom will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased Shares more than two (2) years after the start date of the offering period in which the Shares were acquired and more than one (1) year after the actual semiannual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Polycom will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the Shares on the start date of the offering period in which those Shares were acquired will constitute ordinary income in the year of death.

Summary

The Board believes that it is in the best interests of Polycom and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in Polycom through their participation in the ESPP and thereby encourage them to remain in Polycom’s employ and more closely align their interests with those of our stockholders.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with SEC rules, we are providing our stockholders with the opportunity to vote to approve, by an advisory or non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the section “Executive Compensation—Compensation Discussion and Analysis,” Polycom has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding the compensation of our named executive officers. This compensation philosophy is designed to align the interests of our named executive officers with the interests of our stockholders and is central to our ability to attract, retain and motivate executives who can achieve superior financial results.

Last year, approximately 59% of our stockholders voted in support of our executive compensation program. While a majority of our stockholders voted in favor of our program, we undertook a review of our program, and we actively engaged in dialog with our largest stockholders, representing approximately 75% of our outstanding shares, in order to solicit their feedback and allow them an opportunity to provide input to management and the Board. As we evaluated our compensation practices and talent needs throughout 2013, we were mindful of the continued support our stockholders expressed for our philosophy of linking compensation to our performance. As a result, we retained our general approach with respect to our executive compensation program with some changes implemented to address stockholder feedback, including the following:

•	We did not make any out-of-cycle supplemental grants to executives, as we had done in 2012 as part of a special retention program.

•	We did not grant any stock options to our executives.

•

We continued to make a significant portion of our executive compensation performance-based, and 50% of the equity granted to our executives was in the form of performance shares tied to Total Shareholder Return (“TSR”).

•	We continued to make our performance targets challenging and achievable only with significant effort and skill.

•	We stayed consistent to our pay-for-performance objectives and philosophy, which resulted in 2013 earned compensation reflecting our 2013 performance.

Our Board and management team remain focused on taking actions designed to enhance stockholder value, including the following:

•	Continuing to execute on our $400 million return of capital program, including the use of an Accelerated Share Repurchase program.

•	Hiring Peter Leav as our Chief Executive Officer and President to guide Polycom’s future direction and strategy.

•	Enhancing our focus and commitment on increased operating margins and improved operating performance.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, including the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and, therefore, not binding on our Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Polycom stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE COMPENSATION OF

POLYCOM’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Required Vote

The affirmative vote of the holders of a majority of the shares of Polycom common stock present in person or represented by proxy and entitled to vote is required for advisory approval of this proposal.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm to audit the consolidated financial statements of Polycom for the fiscal year ending December 31, 2014, which will include an audit of the effectiveness of Polycom’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Polycom’s financial statements since fiscal 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to Polycom’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Polycom and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS POLYCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Polycom by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and December 31, 2013 (in thousands).

	2012	2013
Audit Fees (1)	$2,791	$2,533
Audit-Related Fees (2)	19	8
Tax Fees (3)	30	1
All Other Fees	—	—

Total	$2,840	$2,542

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of Polycom’s consolidated financial statements included in Polycom’s Annual Reports on Form 10-K and for the review of the consolidated financial statements included in Polycom’s Quarterly Reports on Form 10-Q, as well as services that generally only Polycom’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. Audit Fees also includes the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consists of fees billed for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm.
(3)	Tax Fees consists of financial statement tax compliance work performed outside of the United States.

Pre-Approval of Audit and Non-Audit Services

Polycom’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Polycom’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Polycom by its independent registered public accounting firm, with certain exceptions described in the policy. The Policy for Preapproving Services and Fees of Polycom’s Independent Auditor is available on Polycom’s website at www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance.”

All PricewaterhouseCoopers LLP services and fees in fiscal 2012 and fiscal 2013 were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses our philosophy and practices related to our executive compensation program and analyzes the Compensation Committee’s decisions related to the compensation of our named executive officers (“NEOs”) for fiscal 2013, who were:

Name	Position

Peter A. Leav (1)	Chief Executive Officer (“CEO”) and President

Laura J. Durr (2)	Senior Vice President, Interim Chief Financial Officer (“CFO”) and Chief Accounting Officer

Sayed M. Darwish	Chief Legal Officer and Executive Vice President, Corporate Development

Kevin T. Parker (3)	Chairman of the Board and Former Interim CEO and President

Andrew M. Miller (4)	Former CEO and President

Eric F. Brown (5)	Former Chief Operating Officer (“COO”), CFO and Executive Vice President

Tracey E. Newell (6)	Former Executive Vice President, Global Sales

(1)	Mr. Leav was appointed our CEO and President in December 2013.
(2)	Ms. Durr served as our Senior Vice President, Worldwide Finance and Chief Accounting Officer during fiscal 2013, and was appointed our interim Chief Financial Officer in March 2014.
(3)	Mr. Parker served as our interim CEO and President from July 2013 to December 2013.
(4)	Mr. Miller left Polycom in August 2013.
(5)	Mr. Brown served as COO, CFO and Executive Vice President of Polycom during fiscal 2013, but left the company in April 2014.
(6)	Ms. Newell left Polycom in August 2013.

Executive Summary

Our executive compensation program is designed to reflect our pay for performance philosophy while attracting, retaining and motivating executives who embolden our culture and strengthen our position in the extremely competitive and rapidly-changing high-technology industry.

2013 Performance

We are a global leader in open, standards-based unified communications and collaboration (“UC&C”) solutions for voice, video and content. We believe we are positioned as the UC&C ecosystem partner of choice through our strategic partnerships, support of open standards, innovative technology, multiple delivery modes and customer-centric go-to-market capabilities. Fiscal 2013 continued to be a year of transition as business customers considered the rate at which to adopt video conferencing in their organizations, as well as the method of implementation, such as hardware, software, cloud or premise-based. At Polycom, we continued to invest in our business in order to extend our vision of enhancing human collaboration and to execute on our long-term strategy of enabling open, standards-based video collaboration across multiple networks, devices and protocols. To achieve our vision, a mix of both hardware and software-enabled video collaboration capabilities will need to be deployed. This transition within our business and in our industry, coupled with ongoing challenges in the macroeconomic environment, reduced U.S. federal spending and a slow-down in China, contributed to flat overall revenue as customers considered how best to proceed for their particular organization.

Polycom finished the year well-positioned from a strategic and competitive standpoint. Total revenue was $1.4 billion in 2013. Polycom’s product revenue was down 5%, while revenue from services was up 8% year-over-year, primarily due to increased maintenance revenues on a larger installed base and increased maintenance service renewals. Some of our 2013 areas of focus included:

•	Announcing and launching a $400 million return of capital program. In the fourth quarter of 2013, we repurchased over 20% of our outstanding shares.

•	Hiring Peter Leav as CEO and President in December 2013.

•	Increasing focus on managing expenses and increasing our margins.

•	Capitalizing on the voice opportunity driven by open Session Initiation Protocol (“SIP”) and Microsoft Lync.

•

Completing the largest product launch in Polycom’s history, including new group video conferencing solutions, middle market solutions, software upgrades and the addition of scalable video coding to our technology portfolio.

•	Collaborating with a focused ecosystem of partners.

•	Developing a software-only version of the Polycom® RealPresence® Platform.

2013 Pay Reflected 2013 Performance

In 2013, our compensation program for our NEOs remained consistent with our philosophy of paying for performance. Several factors had a pronounced effect on our performance measures in 2013, including industry transition and challenging global macro-economics. Our total stockholder return (“TSR”) as measured against the NASDAQ Composite Index (the “NASDAQ Index”) and our target revenue and non-GAAP operating income objectives for 2013 were below our targets for long-term performance-based equity incentives and short-term cash incentives, respectively and pay reflected that performance. Below is a table illustrating the result of each of our compensation components for our NEOs in fiscal 2013.

NEO Compensation Component	Fiscal 2013 Results

Base Salary See pages 41-42 for more details	• Salaries were increased for certain NEOs to maintain competitiveness by providing better alignment with market practices and to reward individual performance during the prior year.

Short-Term Cash Incentives See pages 42-46 for more details

•       For the first half of 2013, we achieved 97% of our target revenue objective and 95% of our target non-GAAP operating income objective. As a result, bonuses payable to NEOs participating in our short-term cash incentive program were funded at 85.5% of their respective first-half year target amounts.

•       For the second half of 2013, we achieved 98% of our target revenue objective and 95% of our target non-GAAP operating income objective. As a result, bonuses payable to NEOs participating in our short-term cash incentive program were funded at 87% of their respective second-half year target amounts.

• On an annualized basis, bonuses were funded at approximately 86% of the NEOs’ respective targeted amounts.

•       Our interim CEO (but no other NEO) received a discretionary bonus in recognition of his executive leadership and accomplishments during his interim service from July 2013 through early December 2013. The decision to award a discretionary bonus also took into account the fact that he became ineligible to receive a bonus under our Performance Bonus Plan and that he forfeited the remaining unvested shares under his RSU grant due to transitioning the CEO role in December.

Long-term Performance-based Equity Incentives (approx. 50% of equity granted to NEOs) See pages 46-51 for more details	• Based on TSR performance, no performance shares were earned for the 12-month period measured from January 1, 2013 to December 31, 2013.

• Based on TSR performance, 70% of the target number of performance shares were earned for the 12-month period measured from August 1, 2012 to July 31, 2013.

NEO Targeted Compensation Mix

Consistent with the pay for performance philosophy of our executive compensation program, our targeted pay mix is weighted toward incentive pay, primarily in the form of long-term equity awards. The chart below illustrates how the mix of total direct compensation (which includes base salary, short-term cash incentives and equity awards) for our NEOs emphasizes variable compensation, with a significant focus on long-term incentives tied to our long-term stock performance.

Note:	The 2013 CEO Targeted Compensation Mix reflects Mr. Leav’s annualized base salary, annual target bonus opportunity (which he will be eligible to receive beginning fiscal 2014) and his equity awards, each as determined in connection with his hire in December 2013. The chart excludes Mr. Leav’s one-time signing bonus intended to compensate him for the loss of equity value he left behind at his last employer in order to recruit him to Polycom. The 2013 Other NEO Targeted Compensation Mix chart includes total direct compensation of all NEOs who were employed with us during 2013. Ms. Newell’s compensation is on an annualized basis since her employment with us terminated in August 2013. This chart excludes our NEOs who served as our CEO or interim CEO during 2013.

Summary of Realized Pay for 2013

The actual compensation realized by our NEOs in fiscal 2013 is summarized in the chart below, along with the compensation reflected in the Summary Compensation Table on page 57. The “Summary Comp” data includes actual cash compensation (base salary and bonus) earned for 2013 performance, plus the full grant date value of performance shares and RSUs granted in 2013. The “Realized Comp” data includes actual cash compensation earned for 2013 performance, plus the value realized from performance shares and RSUs that vested and stock options that were exercised in 2013, including from awards granted prior to 2013, as provided to our NEOs who were employed with us during the entire 2013 year. We have excluded CEO data from this chart given the transition in our CEO role during fiscal 2013, which makes it difficult to provide an accurate and meaningful picture of CEO realized compensation.

Note: The 2013 NEO Realized Pay chart includes compensation for NEOs, other than our NEOs who served as our CEO or interim CEO during 2013, and Ms. Newell who departed during the year.

As illustrated in the above charts, despite meaningful equity awards granted to these NEOs, they realized approximately 77% of their total Summary Comp Table compensation in 2013 on an aggregated basis.

How We Pay for Performance and Align with Stockholder Interests

Our executive compensation program includes the following features designed to focus on pay for performance and corporate governance while aligning with the interests of our stockholders:

✓	Competitive Compensation. We use market data to offer competitive compensation in order to attract, retain and motivate world class executives. Actual pay is largely dependent on performance.

✓	Performance-based Compensation. A significant portion of our NEOs’ compensation consists of performance-based incentives based on TSR or achievement of our key financial goals.

✓	Rigorous Performance Metrics. Our performance goals are challenging and designed to reward only significant achievement.

✓	Award Caps. Performance-based awards under our long-term equity incentive plans are capped at 150% and awards under the short-term cash incentive plan are capped at 250%.

✓	Annual Review of Executive Compensation Program. On an annual basis, we review and obtain a stockholder advisory vote on our executive compensation program.

✓	Robust Stockholder Outreach. Throughout the year, we met with stockholders who own approximately 75% of our shares to provide an opportunity for feedback.

✓	Regular Review of Share Utilization. We regularly review our overhang and burn rates to ensure that we are engaging in responsible granting practices, taking into account hiring and retention needs and overall dilutive impact.

✓	No Option Repricing without Stockholder Approval. Option repricing without stockholder approval is not permitted under our 2011 Equity Incentive Plan.

✓	Severance Program. Our executive severance plan is consistent with that of our peers.

How We Mitigate Excessive Risk Taking Behavior

Our executive compensation program includes the following features designed to mitigate risk and discourage decisions that maximize short-term results at the expense of long-term value:

✓	Independent Committee Consultant. The Compensation Committee has engaged Radford as our independent compensation consultant in the areas of executive compensation and governance. An independent compensation consultant also annually reviews and assesses our compensation program for risk.

✓	Executive Compensation Clawback Policy. In 2013, we adopted a clawback policy for cash- and performance-based equity awards to executive officers if the company is required to provide a material restatement of its financial statements for any of the prior three fiscal years due to any fraud or intentional misconduct by an executive officer.

✓	CEO and Executive Officer Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to our executive officers. In 2013, we increased our CEO guidelines to 3x base salary.

✓	Director Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to members of our Board at 3x their annual cash retainer.

✓	No Hedging or Pledging of Polycom Stock. All employees, including NEOs, are prohibited from hedging or pledging Polycom’s stock.

Results of 2013 Advisory Vote on Executive Compensation and Stockholder Outreach

At the 2013 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs. We continued to conduct a robust stockholder outreach program and regularly met throughout the year with top holders of Polycom, representing approximately 75% of our outstanding shares in order to solicit their feedback on our business results and allow them an opportunity to provide input on executive compensation practices. As we evaluated our compensation practices and talent needs throughout 2013, we were mindful of the continued support our stockholders expressed for our philosophy of linking compensation to our financial and qualitative non-financial goals and in support of enhancing stockholder value. As a result, we retained our general approach with respect to our executive compensation program while implementing some changes to address stockholder feedback, including the following:

•	We did not make any out-of-cycle supplemental grants to executives, as we had done in 2012 as part of a special retention program.

•	We did not grant any stock options to our executives.

•

We continued to make a significant portion of our executive compensation performance-based, and 50% of our equity granted to executives was in the form of performance shares tied to Total Shareholder Return.

•	We continued to make our performance targets challenging and achievable only with significant effort and skill.

•	We stayed consistent to our pay-for-performance objectives and philosophy, which resulted in 2013 earned compensation reflecting 2013 performance.

Overview of Compensation Program and Philosophy

Our executive compensation program and philosophy are designed to attract, motivate and retain talented executives responsible for the success of Polycom. Our executive compensation program emphasizes paying for performance, requiring achievement of financial and strategic objectives as well as individual performance goals. Our program’s objectives are to:

•	Offer a total compensation program that considers the compensation practices of our peer companies, so as to recruit and retain top executive talent;

•	Motivate executive officers to achieve quantitative financial goals and qualitative non-financial factors by directly and meaningfully linking the achievement of these goals with compensation;

•	Provide short-term cash incentives that take into account our overall financial performance relative to corporate objectives and individual contributions by executives; and

•

Align the financial interests of executive officers with those of our stockholders by providing significant long-term equity-based incentives while carefully considering both stockholder dilution and compensation expense.

These objectives function as a guide in setting our executive officers’ compensation and in assessing the appropriate balance between different elements of compensation. In addition, rather than using pre-established policies or formulas to allocate compensation among various elements, we consider target ranges for particular components of compensation relative to certain peer companies, as described in more detail on page 38.

Role and Authority of Our Compensation Committee

The Compensation Committee currently consists of directors Betsy S. Atkins (Chair), Robert J. Frankenberg, and William A. Owens. Ms. Atkins and Mr. Owens served on the Compensation Committee during all of 2013. David G. DeWalt served as a member of the Compensation Committee until May 16, 2013 at which time he resigned from the Board. On October 23, 2013, Mr. Frankenberg became a member of the Board of Directors and the Compensation Committee. Each Compensation Committee member qualified during his or her service on the Compensation Committee in 2013 as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee oversees our compensation policies, plans and benefit programs. It has the final decision-making authority with respect to the compensation of our executive officers, including the NEOs and other officers reporting under Section 16 of the Securities Exchange Act of 1934, other than for the CEO, whose compensation is recommended by the Compensation Committee but determined by the independent members of the full Board. The Compensation Committee, along with the Corporate Governance and Nominating Committee of the Board, also reviews executive succession planning and did so in 2013. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Polycom’s Human Resources department. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers and may delegate certain responsibilities to one or more of its members or Polycom’s directors or to management. For example, the Compensation Committee has authorized management to create country-specific rules to enable administration of equity awards in compliance with the laws of the jurisdictions in which such awards may be granted.

Role of Executive Officers in Compensation Decisions

The Compensation Committee regularly meets with our CEO to obtain recommendations regarding the compensation of the other NEOs and employees. Typically, our CEO annually reviews the performance of our executive officers. To assist our CEO in his review, our former Chief Operating Officer and Chief Financial Officer (“COO/CFO”) provided a performance assessment of the Senior Vice President, Worldwide Finance and Chief Accounting Officer, who reported directly to our COO/CFO, and made a recommendation with respect to her compensation. Our CEO shares his performance assessment of each executive officer with the Compensation Committee. Our CEO’s performance assessment of each executive officer generally addresses financial and non-financial objectives and the executive officer’s performance over a given year and compensation recommendations. In establishing an executive officer’s actual compensation, the Compensation Committee may take into account the CEO’s performance assessment of the executive officer. However, the Compensation Committee is not bound by and does not always accept those recommendations. The Compensation Committee considers the factors described above, as well as corporate performance as a whole and competitive market data when reviewing and making recommendations to the independent members of the full Board with respect to the CEO’s compensation. Once the targeted amounts for him are set by the independent members of the Board, the CEO’s short-term cash incentive compensation and long-term performance-based equity incentives are determined solely on the achievement of corporate performance. However, the Compensation Committee retains negative discretion to reduce (but not increase) the short-term cash incentive compensation and the number of shares that otherwise would vest as a result of the achievement of the performance goals for the CEO and executive officers, if it deems appropriate.

Our CEO and other executives, as requested by the Compensation Committee, attend Compensation Committee meetings, but they are excused from meetings when certain matters of executive compensation are discussed, as appropriate. The Compensation Committee and independent members of the full Board make decisions with respect to the CEO’s compensation package without the CEO present.

Role of Compensation Consultant

For 2013, the Compensation Committee engaged Radford, an Aon Hewitt company, to provide compensation consulting services. Radford serves at the discretion of the Compensation Committee. Radford provided the following services for 2013:

•

Reviewed executive compensation relative to the market and our performance and assisted with recommendations relating to executive compensation, including recommendations for base salary, bonus targets and long-term equity incentives for our NEOs and other executives;

•	Updated the Compensation Committee regarding executive compensation developments, including a comparison of our pay practices compared to the peer companies and the market in general;

•	Attended Compensation Committee meetings as requested;

•	Supported the company in preparation of filings with the Securities and Exchange Commission; and

•

Provided such other assistance as the Compensation Committee or management requested, including reviewing our executive compensation philosophy, reviewing our practices of targeting various compensation components in relation to the market, and updating our peer group of companies used in analyzing our executive compensation program for the year.

Peer Companies

The Compensation Committee compares and analyzes our executive officers’ compensation with those of its peer group of companies, consisting of two groups. First, a specified group of companies (the “Specified Peer Group”) is chosen based on both their respective businesses and business models and appropriate size with regard to revenues, market capitalization and number of employees (generally one-third to three times the size of Polycom to ensure that there is an appropriate fit in terms of size, number of companies and business similarity). Second, a broader set of companies’ data is compiled by Radford from companies in the Radford Global Technology Survey. The Compensation Committee primarily uses Radford’s market information derived from a blend of the Specified Peer Group and survey data (the “Peer Companies”) to assist it in setting executive compensation. However, the data presented to the Compensation Committee also typically includes separate market pay information compiled by Radford based on companies comprising the Specified Peer Group as well as composite information based on companies Radford selected from the survey data. The survey data is used to validate the data from the Specified Peer Group and to avoid having companies in the Specified Peer Group whose executive compensation widely differs from others in the Specified Peer Group (i.e., outliers) from unduly influencing the Compensation Committee’s decisions. Further, the survey data is useful in obtaining a broader understanding of the compensation levels being paid across a larger group of similarly-sized technology companies, as we compete with a broader group of companies than our Specified Peer Group in attracting and retaining executive talent. It should be noted that (i) some of the Specified Peer Group companies are included in the survey data, and (ii) there is no individual company data applied from the survey group of companies. The Compensation Committee did not review individual companies that Radford selected from the survey group. The Peer Company data that were prepared in reviewing compensation for Mr. Brown and Mr. Darwish reflected the larger scope of their roles compared to the market norm. Mr. Brown’s compensation took into account his role as both our COO and CFO, and the Peer Company data for Mr. Darwish’s compensation additionally took into account his role as both our Chief Legal Officer and Executive Vice President, Corporate Development.

In setting certain compensation during early 2013, the Compensation Committee used the same Specified Peer Group as it previously had determined for 2012. In 2012, the Compensation Committee had engaged Radford to recommend the companies to comprise our peer companies. Radford compiled data through publicly available information and from data collected in the Radford Global Technology Survey for companies with revenues between $1 billion and $3 billion. The table below sets forth our 2012 Specified Peer Group, which was used to aid the Compensation Committee in making compensation decisions during early 2013:

2012 Specified Peer Group (1)

• Autodesk, Inc.	• Informatica Corporation	• Plantronics, Inc.

• Avid Technology, Inc.	• Intuit, Inc.	• Riverbed Technology, Inc.

• BMC Software, Inc.	• JDS Uniphase Corporation	• salesforce.com, inc.

• Brocade Communications Systems, Inc.	• Juniper Networks, Inc.	• Synopsys, Inc.

• Cadence Design Systems, Inc.	• Logitech International S.A.	• TIBCO Software, Inc.

• Citrix Systems, Inc.	• NetApp, Inc.	• Trimble Navigation Limited

• F5 Networks, Inc.	• Nuance Communications, Inc.	• VeriSign, Inc.

(1)	While part of the 2011 Specified Peer Group, Novell, Inc. was removed from the 2012 Specified Peer Group due to its acquisition in 2011.

In May 2013, the Compensation Committee, with the assistance of Radford, reviewed our then-current Specified Peer Group as well as updated survey data (which update was based on the same methodology as in 2012). Based on our then-current market value, trailing twelve-month revenue and headcount, the Compensation Committee determined that companies in the Specified Peer Group generally stayed within the applicable ranges recommended by Radford, including that they were communications equipment and software companies and had revenues approximately between $460 million and $4.18 billion, market capitalization approximately between $640 million and $5.75 billion and employee headcount approximately between slightly above 1,000 and slightly above 11,000. The table below sets forth our 2013 Specified Peer Group, which was used to aid the Compensation Committee in making compensation decisions during the remainder of 2013:

2013 Specified Peer Group (1)

• Autodesk, Inc.	• JDS Uniphase Corporation	• Riverbed Technology, Inc.

• BMC Software, Inc.	• Juniper Networks, Inc.	• salesforce.com, inc. (2)

• Brocade Communications Systems, Inc.	• Logitech International S.A.	• Synopsys, Inc.

• Cadence Design Systems, Inc.	• NetApp, Inc.	• TIBCO Software, Inc.

• Citrix Systems, Inc.	• Nuance Communications, Inc.	• Trimble Navigation Limited

• F5 Networks, Inc.	• Plantronics, Inc.	• VeriSign, Inc.

• Informatica Corporation	• Red Hat, Inc. (3)

(1)	While part of the 2012 Specified Peer Group, the market capitalizations of Avid Technology and Intuit no longer fit the peer group selection criteria and therefore are no longer part of the 2013 Specified Peer Group.
(2)	Although salesforce.com had a market capitalization that no longer fit within the applicable criteria, both management and the Compensation Committee believed that their continued inclusion in the 2013 Specified Peer Group was deemed appropriate given salesforce.com’s presence in cloud software.
(3)	While not part of the initial peer group, Red Hat, a systems software company, was added to the 2013 Specified Peer Group, which had revenues and employee headcount that fit within the applicable criteria and a smaller market capitalization than Intuit.

Components of Compensation

The principal components of our executive officer compensation include:

• Base salary	• Termination and change-in-control arrangements

• Short-term cash incentives	• Retirement benefits provided under a 401(k) plan

• Long-term equity-based incentives	• Executive perquisites and generally available benefit programs

We believe each of these components is necessary to help us attract and retain the executive talent on which our success depends. These components also allow us to reward performance throughout the year and to provide incentives that balance appropriately the executive’s focus between our short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

The Compensation Committee reviews the entire executive compensation program at least annually with the aid of Radford. However, the Compensation Committee may review one or more components at any time as considered necessary or appropriate to ensure the components remain competitive and appropriately designed to reward performance.

Tally Sheets.    In January 2013, the Compensation Committee reviewed compensation tally sheets that showed the total compensation package for each executive officer in the prior year. Tally sheets include information on base salary, short-term cash incentives, target total cash compensation (i.e., the sum of salary and target cash incentives), long-term equity-based incentives, target total direct compensation and market data for each of these compensation components, as well as information regarding an executive officer’s employee benefits and perquisites and estimates of severance or other benefits payable in the event of specified terminations of employment. The tally sheets provide target and maximum amounts for the prior year with respect to short-term cash incentives, long-term equity-based incentives and any other applicable benefits. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of each executive officer’s compensation based on the prior year’s compensation decisions to allow the Compensation Committee to make more informed compensation decisions for the current year.

Relevant Factors in Compensation Decisions.    In setting the compensation for a particular NEO, the Compensation Committee considers both individual and corporate performance, as well as market data with respect to similarly situated individuals at the Peer Companies. Consequently, if there are differences in the amount or type of compensation paid among the NEOs, including the CEO, the differences primarily are due to a similar disparity among positions within the Peer Companies generally, as well as factors such as an NEO’s tenure, new hire incentives, experience, skills, knowledge, responsibilities and performance. These and other subjective factors may influence the Compensation Committee’s decision regarding the compensation level and package that is appropriate for a particular NEO. However, the weight given to these factors by the Compensation Committee cannot be quantified and is not determined under a formula. Further, actual corporate performance is compared to the relevant performance-based compensation goals and may result in a compensation level and package above or below the target. For example, performance goals that are stretch goals and are especially challenging to achieve may result in below-target compensation.

Target Compensation.    In setting compensation in early 2013, we continued to target base salary, short-term cash incentives, and long-term equity-based incentives generally within a competitive range around the following percentiles as compared to the Peer Companies and references to targeted percentiles in this Compensation Discussion and Analysis (unless otherwise specified) are discussions of these targeted competitive ranges:

Elements of Compensation	Target	Target Range

Target base salary	50th percentile	+/- 10% of target percentile

Target short-term cash incentives	75th percentile with greater than 75th percentile for above plan performance	+/- 15% of target percentile

Target long-term equity-based incentives	50th percentile	+/- 30% of the target percentile

During mid-2013, the Compensation Committee engaged in discussions, including with Radford and management, relating to the appropriate methodology for the continued comparison of executive compensation to market data. The Compensation Committee considered that targeting executives’ total direct compensation based on Peer Companies generally would reflect more accurately our overall executive compensation practices that, over time, have included greater attention to total direct compensation while still positioning each of the components comprising target total direct compensation individually. It also considered that recent trends showed an increasing prevalence among public companies adopting a market positioning practice based on total direct compensation, including some companies within the Specified Peer Group. Although at the time, the Compensation Committee’s adopted pay philosophy did not position executive pay with respect to target total direct compensation, in order to ensure that compensation was appropriate and consistent with our compensation philosophies, the Compensation Committee was generally mindful of the entire compensation package when considering market data for each pay component comprising an NEO’s target total direct compensation.

Further, the Compensation Committee believed that setting target total direct compensation that maintains our competitiveness was important for our ability to continue to recruit and retain talented individuals. Based on the various factors considered, in October 2013, the Compensation Committee approved the positioning, beginning in 2014, of our executives’ target total direct compensation within a range between the median and 75th percentile of the Peer Companies, in lieu of continuing to position each of our executives’ base salaries, target short-term cash incentives, and long-term equity-based incentives at specified levels compared to the Peer Companies. The Compensation Committee continues to consider other relevant factors such as differences in an executive’s position, scope of responsibility, and individual and corporate performance and potential, as discussed above, that may result in variances in target total direct compensation from the intended positioning among the Peer Companies.

The Compensation Committee believes that this positioning range for target total direct compensation is appropriate considering in part that, as discussed further below, the corporate performance achievement that would enable short-term cash incentives to be paid at target levels are intentionally challenging with the aim of continually growing and developing our business.

Non-GAAP Measures.    We use non-GAAP measures of operating results, which are adjusted to exclude certain costs, expenses, gains, and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments are made with the intent of providing both management and investors a more complete understanding of Polycom’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses, or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. As a result, the Compensation Committee also utilize non-GAAP measures as a means for measuring and rewarding executive performance, as appropriate. Our 2013 non-GAAP operating income, which was used as a measure to evaluate short-term cash incentives, excluded stock-based compensation, the effect of stock-based compensation on warranty rates, amortization of purchased intangibles, restructuring costs, acquisition-related expenses, and costs associated with CEO separation and related SEC investigation.

New Hire

We hired Peter A. Leav in December 2013 to serve as CEO and President. In negotiating Mr. Leav’s new hire compensation, the Compensation Committee, with consultation from Radford, reviewed and considered the target total cash compensation and equity position that Mr. Leav had with his then-current employer, as well as market data for the CEO position, and provided a compensation package it deemed necessary to attract Mr. Leav to join our company, with an emphasis on performance-based and long-term equity incentives (of which 50% were performance shares). The Compensation Committee believed this was necessary to appropriately incent him to drive our business. The individual elements of his new hire compensation package are described in more detail below.

Base Salary

We provide base salary to our NEOs and other employees to compensate them for services rendered on a day-to-day basis. The Compensation Committee typically reviews our NEOs’ salaries in the second quarter of the year in conjunction with performance evaluations. Increases generally are awarded within the context of our overall annual merit increase budget before considering more specific individual and market competitive factors. The Compensation Committee does not apply specific formulas to determine adjustments.

In May 2013, the Compensation Committee reviewed executive base salaries including a review of factors such as starting salary, experience, scope of position held, and individual and corporate performance. The Compensation Committee also considered data with respect to Peer Companies provided by Radford. Despite data reviewed during the second quarter of 2012 suggesting moderate increases, no adjustments were made to any executive’s salary for 2012. The data in 2013 also suggested modest increases occurring within the industry. For 2013, the Compensation Committee decided to increase the base salaries for Mr. Miller, Mr. Darwish and

Ms. Durr. The Compensation Committee did not increase Mr. Brown’s salary during 2013 because it believed that his salary, which was negotiated in connection with his hire in 2012 and was above the 2013 targeted range, was already at a sufficiently competitive level. Ms. Newell’s salary also was not adjusted during 2013 as it was already appropriately within the targeted range. Although Ms. Durr’s salary was above the targeted range when the Compensation Committee reviewed executive salaries in May 2013, the Compensation Committee increased her salary in July 2013 to $312,000 in recognition of her strong performance, in particular her significant contributions to the divestiture of our Enterprise Wireless Solutions business during the prior year. The Compensation Committee further increased her base salary effective September 2013 to $340,000 to recognize her expanded responsibilities, continuing contributions and high performance. Mr. Leav’s salary is below the targeted range because the Compensation Committee structured his new hire compensation to place a strong emphasis on variable, incentive-based compensation in line with its stated philosophy of pay-for-performance.

The following table shows each NEO’s annualized base salary levels for each of the first and second halves of 2013 and his or her salary (including any increase) as compared to the Peer Companies at the time it was reviewed by the Compensation Committee in May 2013:

Named Executive Officer	Annual Base Salary–First Half 2013 ($)(1)	Annual Base Salary–Second Half 2013 ($)(2)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Peter A. Leav (3)(4)	—	700,000	703,620	859,980	Below
Eric F. Brown	600,000	600,000	448,830	548,570	Above
Sayed M. Darwish	401,700	425,802	353,790	432,410	Within
Laura J. Durr (5)	300,000	340,000	244,260	298,540	Above
Kevin T. Parker (4)	—	420,000	—	—	—
Andrew M. Miller (6)	750,000	772,500	702,450	858,550	Within
Tracey E. Newell (6)	400,000	400,000	348,210	425,590	Within

(1)	Annualized base salary for each NEO as in effect from January 1, 2013 through June 30, 2013, except as noted below.
(2)	Annualized base salary for each NEO as in effect from July 1, 2013 through December 31, 2013, except as noted below.
(3)	Mr. Leav began employment on December 2, 2013. As a result, any actual amount of base salary Mr. Leav received was prorated based on his length of employment services during 2013.
(4)	Mr. Leav and Mr. Parker were not employed with us in May 2013 when the Compensation Committee reviewed base salaries for our executives. Mr. Leav’s base salary was determined as part of his new hire package. Mr. Leav’s base range is based on market data as of November 2013. Mr. Parker’s base salary was determined based on his role as interim CEO.
(5)	Following the salary increase in July 2013, Ms. Durr received an additional increase in salary in September 2013 to $340,000, as discussed above.
(6)	Employment terminated in August 2013.

Short-Term Cash Incentives

2013 Target Short-Term Cash Incentives

In January 2013, the Compensation Committee, with the assistance of Radford, reviewed the target short-term cash incentives for the executives as compared to the Peer Companies. Following the review, the Compensation Committee recommended, and the independent directors approved, leaving Mr. Miller’s target short-term cash incentive percentage at 100% of base salary, which is approximately the 25th percentile range for target short-term cash incentives, as it believed Mr. Miller’s overall compensation package was competitive. The Compensation Committee also determined that the target short-term cash incentive percentages for our other NEOs (who were employed with us at the time) were competitive and, therefore, maintained the same percentages as in the previous year. Ms. Newell’s target bonus opportunity was below the targeted range, but the Compensation Committee believed that the variance was not significant based on her overall compensation package, which it considered to be competitive. The following table shows each NEO’s target short-term incentive for 2013 as compared to the Peer Companies at the time it was reviewed by the Compensation Committee in January 2013:

Named Executive Officer	Target Short-Term Incentive (%)	Low End of 75th Percentile Range (%)	High End of 75th Percentile Range (%)	Position in 75th Percentile Range
Peter A. Leav (1)	125	121	163	Within
Eric F. Brown	100	77	104	Within
Sayed M. Darwish	75	64	86	Within
Laura J. Durr	50	38	52	Within
Kevin T. Parker (2)	100	—	—	—
Andrew M. Miller	100	115	155	Below
Tracey E. Newell	80	85	115	Below

(1)	Mr. Leav joined Polycom in December 2013. As a result, he did not participate in our bonus plans for 2013. The bonus range is based on November 2013 market data.
(2)	Mr. Parker would have been eligible to receive a bonus under the Performance Bonus Plan had he remained our interim CEO through the date that the Compensation Committee determined bonuses for the second half of 2013 (which occurred in February 2014). However, his participation ended when he transitioned out of the interim CEO position in December 2013.

Mr. Parker’s target bonus opportunity, which applied only for the second half of 2013 based on his employment with us beginning in July 2013, was determined after a review of the median market data for ongoing CEOs, as discussed further below. Mr. Leav joined us in late 2013 and, as a result, no target bonus opportunity was set for him for 2013. For 2014, his target bonus opportunity as determined under his offer letter is 125% of base salary, as negotiated at the time of his hire.

2013 Short-Term Cash Incentives

To focus each executive officer on the importance of achieving our goals, typically a substantial portion of the officer’s potential annual compensation is set in the form of short-term cash incentive compensation that is tied to achievement of those goals. We maintain the Performance Bonus Plan and Management Bonus Plan, which are administered by the Compensation Committee and under which our NEOs may participate and be eligible to receive bonuses. However, as noted above, the CEO’s compensation, including short-term cash incentive compensation, is recommended by the Compensation Committee but determined by the independent members of our Board.

Performance Bonus Plan.    Our Performance Bonus Plan is intended to focus our executive officers on meeting and exceeding our operating plan and maximizing our delivery of rewards to its stockholders and employees. The Performance Bonus Plan is intended to permit the payment of bonus awards that qualify as performance-based compensation under Section 162(m) of the Code. Under the Performance Bonus Plan, bonuses are paid only if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are achieved. In setting the performance goals, the Compensation Committee assesses the anticipated difficulty and relative importance to the success of Polycom of achieving the performance goals. Accordingly, the actual awards (if any) payable for any given year will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has negative discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Performance Bonus Plan based on actual performance versus the specified goals.

For 2013, the Compensation Committee approved two, six-month performance periods under the Performance Bonus Plan, one beginning on January 1, 2013 and the other on July 1, 2013. There were two, equally weighted performance goals under the Performance Bonus Plan for each performance period—revenue and non-GAAP operating income—which were measured against corresponding target amounts established in conjunction with our 2013 annual operating plan. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared to a pre-determined matrix that yielded a percentage to be applied to each participating NEO’s target bonus amount. We believe that our revenue and non-GAAP operating income are important financial metrics that reflect our performance as a company and drive stockholder value. The Compensation Committee, in consultation with Radford, approved the performance goals, which were the same metric that applied to 2012 bonuses, in order to motivate and align the NEOs to work toward these company-wide objectives as a team to achieve our success in 2013.

Each participating NEO’s target bonus amount was allocated equally between the two performance periods. The Compensation Committee believed that a semi-annual bonus plan would provide incentives that drive achievement of the fiscal 2013 operating plan, but also would maintain flexibility to set performance goals for the second half of the year based on the market conditions at that time if necessary and appropriate. This semi-annual plan design was intended to ensure that the goals remained challenging and that attainment of them was not unrealistic. The Compensation Committee believed that this flexibility would help ensure that our management team remained motivated throughout an unpredictable year. The potential award that each participating NEO could receive under the Performance Bonus Plan for fiscal 2013 ranged from 0% to 250% of target. No bonus was payable if a minimum of 80% of achievement of each applicable performance goal was not met.

Management Bonus Plan.    During the first half of 2013, Ms. Durr participated in our Management Bonus Plan. In accordance with her increased financial and executive leadership responsibilities within Polycom, Ms. Durr was moved to the Performance Bonus Plan for the second half of 2013 to better align her with the other executives. The Management Bonus Plan, similar to the Performance Bonus Plan, had two, six-month performance periods beginning on January 1, 2013 and July 1, 2013, and target bonuses were allocated equally between the periods. For the first half of 2013, Ms. Durr’s target bonus as a percentage of her eligible salary of $150,000 was 50%, and the potential award she could receive under the Management Bonus Plan ranged from 0% to 250% of target. No bonus was payable if a minimum of 80% of achievement of each applicable performance goal was not met. The corporate performance goals under the Management Bonus Plan were the same as those under the Performance Bonus Plan (i.e., revenue and non-GAAP operating income), although any award under the Management Bonus Plan would not qualify as “performance-based” compensation under Section 162(m) of the Code.

Actual Bonuses.    The actual award (if any) payable for 2013 depended on the extent that actual performance met, exceeded or fell short of the pre-approved performance goals. For the first half-year of 2013, we achieved the company-wide revenue objective at 97% of target and the company-wide non-GAAP operating income objective at 95% of target. As a result, bonuses were paid to the NEOs participating under the Performance Bonus Plan and Management Bonus Plan at 85.5% of each of his or her respective first-half year target amount. For the second half of 2013, we achieved the company-wide revenue objective at 98% of target and the company-wide non-GAAP operating income objective at 95% of target. This resulted in bonuses paid under the Performance Bonus Plan to the participating NEOs for the second half-year performance period during 2013 equal to 87% of each of his or her respective second-half year target amount. For Mr. Brown, the Compensation Committee applied a 30% negative discretion adjustment to the bonus payout, based on an assessment of individual performance.

The following table describes actual awards paid to our NEOs participating under the Performance Bonus Plan and the Management Bonus Plan for all of 2013 based on the achievement levels of the performance goals over the two, six-month performance periods:

Named Executive Officer	2013 Target Award as Percentage of Earned Base Salary (%) (1)	2013 Target Award Amount Based on Base Salary ($) (2)	2013 Actual Award Amount ($)	2013 Actual Award as Percentage of Target Award (%)
Peter A. Leav (3)	—	—	—	—
Eric F. Brown	100	600,000	439,200	73
Sayed M. Darwish (4)	75	310,314	267,713	86
Laura J. Durr (5)	50	157,667	136,045	86
Kevin T. Parker (6)	100	186,667	—	—
Andrew M. Miller (7)	100	761,250	320,625	42
Tracey E. Newell (7)	80	320,000	136,800	43

(1)	The target bonus as a percent of base salary earned for each six-month performance period in which the NEO participated.
(2)	The 2013 target bonus amount was determined as the sum of the target bonus amounts for the two, six-month performance periods. The target bonus amount for each performance period was based on the participating NEO’s actual salary earned during the period and the applicable target bonus as a percent of base salary. However, the 2013 target bonus amount shown for each of Mr. Miller and Ms. Newell is his or her target bonus amount based on (a) actual salary earned for the first half of 2013 plus (b) the applicable salary that he or she otherwise would have earned had the NEO remained employed with us through the entire second half of 2013. Mr. Miller’s and Ms. Newell’s employment with us terminated in August 2013 and as a result, neither was eligible for a bonus for the second half of 2013.
(3)	Mr. Leav joined Polycom in December 2013, and as a result, he was not eligible to participate in the Performance Bonus Plan or Management Bonus Plan.
(4)	Mr. Darwish’s base salary was increased from $401,700 to $425,802, effective July 1, 2013. Accordingly, his first half actual award was based on a percentage of $200,850, his total earnings for the first half of fiscal 2013. His second half actual award was based on a percentage of $212,901, his total earnings for the second half of fiscal 2013.
(5)	Ms. Durr participated in the Management Bonus Plan for the first half of 2013 and in the Performance Bonus Plan for the second half of 2013. Ms. Durr’s base salary was increased from $300,000 to $312,000, effective July 1, 2013, and was further increased from $312,000 to $340,000, effective September 1, 2013, as discussed above. Accordingly, her first half actual award was based on a percentage of $150,000, her total earnings for the first half of fiscal 2013. Her second half actual award was based on a percentage of $165,334, her prorated total earnings for the second half of fiscal 2013.
(6)	Mr. Parker was our interim CEO from July 2013 through December 2013. Under the terms of his offer letter, he was eligible to participate in the Performance Bonus Plan if he remained interim CEO through December 31, 2013. His interim CEO term ended in early December 2013, resulting in his participation terminating earlier. As he was ineligible to receive a bonus under the Performance Bonus Plan, his offer letter provided that the Compensation Committee may approve a discretionary bonus to him, as described further below.
(7)	Mr. Miller’s and Ms. Newell’s 2013 actual bonus amounts represent payouts for the first half of 2013. Their employment terminated in August 2013 and, as a result, neither was eligible for a bonus for the second half of 2013.

Difficulty in Achieving Performance Targets under the Performance Bonus Plan and Management Bonus Plan for 2013.    Achievement of the performance goals under the Performance Bonus Plan and Management Bonus Plan is measured against targets set forth in our operating plan, which is developed by management and approved by the Board. The operating plan is designed to encourage our growth and development and therefore is intentionally challenging and expected to be achieved by management and Polycom as a whole only with significant effort and skill. As the performance goals and target levels set by the Compensation Committee are based on our operating plan, the difficulty in achieving the performance goals at the target levels reflects the inherent difficulty in achieving the goals and objectives set forth in the operating plan.

In addition to the challenging goals set in 2013, we continued to see some on-going challenges within our business and in our industry, based on the industry transition described in our “Executive Summary,” the macroeconomic environment, reduced U.S. federal spending and a slow-down in China. Achievement of a maximum payout, which historically has not been attained, would require substantial efforts by the executive officer and very high levels of company performance. The following table sets forth prior year payouts of cash incentive compensation received by our NEOs (at such time) as a percentage of their target bonus amount based upon actual earnings:

Fiscal Year	Range of Cash Incentive Payouts
2011	96% (1)
2012	39% (2)
2013	73%-86% (3)

(1)	Excludes second half 2011 bonus payout to Ms. Newell that was prorated for her hire date in July 2011, which equaled 66%.
(2)	Excludes second half 2012 bonus payout to Mr. Brown that was prorated for his hire date in February 2012, which equaled 45%.
(3)	Excludes first half 2013 bonus payout to Mr. Miller and Ms. Newell whose employment terminated with us in August 2013, which equaled 42% and 43%, respectively. Also excludes a discretionary bonus paid to Mr. Parker for his services as interim CEO and a signing bonus paid to Mr. Leav upon his hire in December 2013 (both described below).

2013 Signing Bonus.    In connection with his hire in December 2013, Mr. Leav received a signing bonus in the amount of $2,000,000. If Mr. Leav resigns without Good Reason (as defined in his employment agreement or his Change of Control Severance Agreement, as applicable) or we terminate his employment due to Cause (as defined in our Executive Severance Plan) and the termination occurs (a) within one year following his hire date, then Mr. Leav will be required to return 100% of the after-tax amount of the bonus, or (b) after one year, but within two years following his hire date, then he will be required to return 50% of the after-tax amount of the bonus. The amount of Mr. Leav’s signing bonus was determined based on anticipated year-end bonus compensation that he would forego from his prior employer in order to join Polycom.

Interim CEO Bonus.    Upon Mr. Parker’s resignation as interim CEO in early December 2013, his participation in the Performance Bonus Plan ended, and he forfeited any bonus opportunity under the plan. However, his offer letter provided, in that case, that the Compensation Committee may approve a discretionary bonus based on its assessment of his performance as interim CEO. In recognition of Mr. Parker’s contributions during the transition period, the Compensation Committee approved a discretionary bonus of $155,877, which was paid to him in December 2013. The Board believes the amount of the bonus was appropriate in recognition of his overall executive leadership and accomplishments and also taking into account the bonus and equity earned or forfeited by him during his period of service.

Long-Term, Equity-Based Incentives

The goal of our long-term equity-based incentive program is to better align the interests of executive officers with our stockholders. The Compensation Committee determines the size of long-term, equity-based incentives based on competitive market data, individual performance, long-term potential of the individual and the value of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions at the Peer Companies.

Equity Award Practices.    Equity-based awards are granted to our employees, including executive officers, under our equity plans and are “value-based,” which means that share amounts granted will be determined based on the intended dollar value to be delivered to plan participants and company stock price. All equity awards are approved by the Compensation Committee on the grant date (except with respect to certain equity awards that were subject to stockholder approval in 2013, as described below), and all option grants have a per share exercise price equal to the fair market value of our common stock on the grant date. The Compensation Committee has not delegated authority to grant stock options or other equity awards under the 2011 Equity Incentive Plan; therefore, the authority to grant equity awards currently resides solely with the Compensation Committee and, in the case of the CEO, the independent directors.

The Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of our common stock. In addition, to the extent our stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that full value equity awards typically vest over a three-year period (with the use of one- and two-year awards as deemed appropriate in certain instances), and options typically vest over a four-year period (with the use of two-year awards as deemed appropriate in certain instances).

2013 Equity Awards.    For 2013 annual equity award grants, the Compensation Committee, with the assistance of Radford, reviewed our long-term, equity-based incentive program including the competitive position of the outstanding equity positions held by our NEOs in January 2013. The Compensation Committee also reviewed the competitive data of our Peer Companies, including the value of options and other equity awards granted to executives of our Peer Companies and their retention values, and the dilutive effect of the awards on both an individual basis and with respect to the company’s executives as a group. The Compensation Committee designed our long-term, equity-based incentive program to pay at approximately the market median level for each eligible NEO for attainment of market median company performance. The target opportunity (which is set at approximately the market median for the individual) is paid if the company achieves relative total shareholder return at the median of the market. The Compensation Committee considered Mr. Miller’s equity award recommendations for the other executive officers. Ms. Newell’s equity awards were considered to be below the targeted market position, but appropriate based on her overall compensation package. After considering the recommendations made by Mr. Miller, as well as retention objectives, target total direct compensation, the competitiveness of the individual’s compensation relative to the market, 2012 individual performance and expected future contributions and observations on the market by Radford, the Compensation Committee (and the independent members of the Board, in the case of Mr. Miller) approved the following equity grants to the NEOs listed below:

Named Executive Officer	2013 RSUs (#) (1)	Target 2013 Performance Shares (#)	2013 RSUs and Target Performance Share Values ($)(1)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Peter A. Leav (2)	—	—	—	—	—	—
Eric F. Brown	57,971	57,971	1,200,000	1,091,440	2,026,960	Within
Sayed M. Darwish	43,478	43,478	900,000	730,380	1,356,420	Within
Laura J. Durr	19,083	19,083	395,018	339,290	630,110	Within
Kevin T. Parker (3)	—	—	—	—	—	—
Andrew M. Miller	318,840	318,840	6,600,000	3,707,480	6,885,320	Within
Tracey E. Newell	33,816	33,816	700,000	1,103,830	2,049,970	Below

(1)

On February 27, 2013, the effective date of the NEOs’ performance share awards, the fair market value (or closing trading price) of our common stock on NASDAQ was $9.38. The stock price used to determine the number of shares to be granted under the annual equity awards was $10.35 per share, based on the trailing 30-day average as of December 31, 2012. The stock price decreased between the date that competitive data was prepared for the Compensation Committee and the grant date of the awards. On June 5, 2013, the effective date of the NEOs’ RSU grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $11.14.

(2)	Mr. Leav joined Polycom in December 2013 and received equity awards in connection with his hire, as discussed below.
(3)	Mr. Parker was our interim CEO during part of 2013 and received equity awards in connection with such appointment in July 2013, as discussed below.

The annual equity awards in the form of performance shares described above were granted in February 2013, subject to stockholder approval of our amended 2011 Equity Incentive Plan (including an increase in its share reserve). The RSUs were granted in June 2013 following our Annual Meeting, at which our stockholders approved our amended 2011 Equity Incentive Plan and share reserve increase.

As indicated in the table above, in 2013, we granted a combination of performance shares and time-based RSUs to our NEOs, as we did in 2012. The Compensation Committee believes that this mix of equity awards appropriately balances our objectives of aligning the NEOs’ long-term interests with those of our stockholders, emphasizing pay for performance by requiring a substantial portion of the awards to be earned only upon achievement of company performance goals, providing incentive to remain with us through vesting criteria that span multiple years and granting full value awards that retain some level of value notwithstanding negative fluctuations in our stock price, all while being mindful of stockholder dilution and compensation expense.

The RSUs indicated in the table above are scheduled to vest in three, equal, annual installments on the anniversary of the award’s grant date, subject to continued employment with us through each applicable vesting date. The performance shares indicated in the table above vest based upon achievement of targets in TSR during three successive, one-year performance periods beginning on January 1, 2013, and continuing through 2015, subject to continued employment through each applicable vesting date.

The target number of performance shares is allocated equally among the three performance periods, and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period. For 2013, the Compensation Committee established the performance share cap at 150%, which is the same as in 2012, to help manage our burn rate while continuing to recognize and reward the recipients for performance attained above the target level. If the performance criteria associated with a performance share award are not met in a particular period, the portion of performance shares allocated to such period will be permanently forfeited.

For awards granted in 2013, the TSR was measured against the NASDAQ Index, which was the same as in 2012. The Compensation Committee believes that the NASDAQ Index is appropriate because we are a NASDAQ-listed company, the NASDAQ Index is inclusive of a large number of high technology companies, historical data shows a high correlation coefficient between us and the NASDAQ Index and after review of backtesting data. The award level, award criteria, and target number of performance shares that may vest based on achievement of the TSR objective are as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest

Minimum Award	TSR equals the 25th percentile of the NASDAQ Index (1)	Fifty percent (50%) of the target number of performance shares

Target Award	TSR equals the 50th percentile of the NASDAQ Index (2)	One hundred percent (100%) of the target number of performance shares

Maximum Award	TSR equals or exceeds the top percentile of the NASDAQ Index	One hundred fifty percent (150%) of the target number of performance shares

(1)	If TSR is below the 25th percentile of the NASDAQ Index, no vesting will occur for that performance period. For each additional percentile above the 25th percentile up to the 50th percentile, an additional two percent of the target number of performance shares becomes vested until reaching the 50th percentile.
(2)	If TSR is above the 50th percentile of the NASDAQ Index, an additional one percent of the target number of performance shares becomes vested for each additional percentile until reaching the top percentile.

For these 2013 annual awards, the Compensation Committee retains negative discretion to reduce the number of shares that otherwise would vest as a result of achievement of the performance goals, if it deems appropriate. Under these awards, the Compensation Committee, in its discretion, may reduce the number of shares (including to zero) in the event of Polycom’s negative material restatement of financials, certain acts by the award holder involving fraud, or material violations of laws or regulations or material breaches of fiduciary duties owed to Polycom that have a significant negative effect on our reputation or business. The Compensation Committee, in its discretion, may also reduce the number of shares to the target level if there is a change in the stock price of more than 40% in the last 30 days of the performance period as compared to the preceding 90-day period.

The achievement level against TSR targets is described in further detail under “Performance Share Results for 2013” below.

Interim CEO Award Granted in July.    In connection with Mr. Parker’s appointment as our interim CEO, we granted equity awards to him in a combination of performance shares and time-based RSUs. These awards are set forth below. The size and vesting terms of the awards were determined based on discussions with Radford and a review of market median data with respect to non-interim chief executive officers at Specified Peer Companies, as discussed further below. However, no formal market analysis of his final compensation was conducted. We believe the awards were appropriate in order to appropriately compensate Mr. Parker for his services and given that the awards were prorated to reflect his actual tenure as the interim CEO.

	RSUs (#) (1)	Target Performance Shares (TSR) (#) (2)	RSUs and Target Performance Share Values ($) (3)
Kevin T. Parker	98,700	98,700	2,206,932

(1)	Mr. Parker’s RSUs were scheduled to vest (with the actual number of shares that may vest being prorated based on the number of whole months that he served as our interim CEO, divided by 36 months) on the earlier of: (i) the date that Mr. Parker ceased to be our interim CEO, or (ii) the three-year anniversary of the award’s grant date of July 23, 2013.
(2)	The performance shares granted to Mr. Parker were subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during the performance period beginning on July 23, 2013, and continuing through the later of (i) August 23, 2013, or (ii) the earlier of (a) July 23, 2016 (the three-year anniversary of the award’s grant date), or (b) one day prior to the date that an individual begins employment with us as our permanent CEO. The number of performance shares that were eligible to vest under the award ranged from 0% to 150% of the target number of performance shares, and was prorated based on the number of whole months (not less than one month and not to exceed 36 months) that Mr. Parker served as our interim CEO, divided by 36 months. The extent to which the performance shares will vest based on various levels of achievement of TSR otherwise was determined in the same manner as the annual performance share awards granted to other NEOs, as described above. The vesting of the award was also subject to Mr. Parker’s continued employment with us as our interim CEO through the date that the non-interim CEO began employment in that role (unless the performance period was less than one month). Mr. Parker’s equity awards were not eligible for certain accelerated vesting benefits related to a qualifying termination in the event of our change of control, which we believed to be appropriate given the interim nature of his role.

(3)	On July 23, 2013, the effective date of Mr. Parker’s RSUs and performance share award, the closing trading price of our common stock on NASDAQ was $11.18.

New CEO Award Granted in December.    In connection with Mr. Leav’s hire as our CEO in December 2013, we approved equity award grants to him in a combination of performance shares and time-based RSUs. The awards granted to Mr. Leav are set forth below. The size and vesting terms of the awards were determined after consideration of Mr. Leav’s equity position at his prior employer and were intended to replace his equity opportunities with his prior employer and to align his interests with the interests of our stockholders. The Compensation Committee members believed this target equity award was necessary and appropriate to recruit Mr. Leav to Polycom. The Compensation Committee believed that the mix was also appropriate as it was consistent with our pay-for-performance philosophy as well as with the 2013 annual equity awards that we granted to other NEOs employed with us earlier in the year.

	2013 RSUs (#) (1)	Target 2013 Performance Shares (#) (2)	2013 RSUs and Target Performance Share Values ($)(3)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Peter A. Leav	350,000	350,000	7,441,000	2,880,220	5,348,980	Above

(1)	Mr. Leav’s RSUs are scheduled to vest as follows: (i) 50% will vest on the one-year anniversary of his hire date and 25% will vest on each of the two-year and three-year anniversaries of his hire date, subject to his continued employment with us through each applicable vesting date.
(2)	The performance shares granted to Mr. Leav are subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during three successive, one-year performance periods beginning on December 1, 2013, and continuing through November 30, 2016, subject to Mr. Leav’s continued employment through each relevant vesting date. The target number of performance shares is allocated equally among the three performance periods, and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period, subject to continued employment through each relevant vesting date. The extent to which the performance shares will vest based on various levels of achievement of TSR otherwise is determined in the same manner as the annual performance share awards granted to other NEOs, as described above.
(3)	On December 2, 2013, the effective date of Mr. Leav’s RSUs and performance share award, the closing trading price of our common stock on NASDAQ was $10.63 per share.

Performance Share Results for 2013.    Following the end of the 2013 performance period, the Compensation Committee determined that our TSR for 2013 was at approximately the 22nd percentile ranking as compared to the NASDAQ Index, resulting in no vesting of the first and second tranches of the performance shares that were granted in early 2012 and 2013, respectively, measuring our TSR performance relative to the NASDAQ Index. In August 2013, the Compensation Committee determined that our TSR for the performance period from August 2012 through July 2013 was at approximately the 35th percentile ranking as compared to the NASDAQ Index, resulting in 70% of the target performance shares vesting with respect to the first of three tranches of the performance shares that were granted in August 2012. This performance achievement resulted in the vesting on August 1, 2013, of the following shares:

Named Executive Officer	Target Performance Shares Eligible to Vest (#)	Actual Performance Shares Vested (#)
Eric F. Brown	16,666	11,666
Sayed M. Darwish	16,250	11,375
Laura J. Durr	5,000	3,500
Andrew M. Miller	50,000	35,000
Tracey E. Newell	8,333	5,833

In December 2013, upon Mr. Leav’s appointment as our new CEO and Mr. Parker’s transition out of the interim CEO position, the performance period under the performance share award granted to Mr. Parker ended. The Compensation Committee used its discretion to determine that none of the performance shares would vest under Mr. Parker’s performance share award. As a result, his award was forfeited in full in December 2013. Mr. Parker received other compensation in connection with the transition, as discussed further below.

Other Changes to and Determinations of Compensation

August 2013 Departures.    In July 2013, Mr. Miller resigned from his position as a Board member and executive officer effective July 19, 2013, and terminated his employment with Polycom effective August 15, 2013. Polycom negotiated a separation agreement and release with Mr. Miller, which provided for his release of any and all claims against Polycom and his resignation as an officer and Board member, as well as non-solicitation obligations and transition services through August 15, 2013, as a non-executive employee. In consideration for these obligations, Mr. Miller received certain severance benefits valued at $537,162, which included a lump sum cash payment in the amount of $500,000, a lump sum cash payment equal to 12 months of health care coverage premiums, reimbursement of his attorneys’ fees of $25,000 incurred in relation to the preparation and negotiation of the agreement, and retention of his company-issued laptops and electronic devices. He also received a bonus payment of $320,625 calculated based on actual performance for the first half of 2013 under the Performance Bonus Plan. The aggregate amount of these benefits is less than what Mr. Miller may have sought under the Executive Severance Plan if he was terminated. The agreement also provided for preservation of his pre-existing indemnification rights. Any of his equity awards that were outstanding and unvested as of his termination of employment were forfeited.

Effective August 15, 2013, Ms. Newell voluntarily terminated her employment with us, and did not receive any severance compensation in connection with her departure.

August 2013 Interim CEO Compensation Arrangements.    In connection with the appointment of Mr. Parker as our interim CEO in July 2013, we entered into an offer letter agreement with Mr. Parker. The agreement provided Mr. Parker with $35,000 in monthly base salary, an annual target bonus opportunity equal to 100% of actual earned base salary, equity award grants in the form of performance shares and restricted stock units, as described above, and travel and temporary living expenses consistent with our policy. In determining Mr. Parker’s employment arrangements, the Compensation Committee and independent members of our Board, with Radford’s assistance, reviewed median levels of compensation provided to non-interim chief executive officers at Specified Peer Companies, adjusted for the expectation that the interim CEO would provide services at less than a full-time basis (approximately one-half to two-thirds’ time), and considered general market practices and the departing CEO’s overall compensation. We believe that the interim CEO’s compensation generally resulted in compensation in line with market practices, although no formal market analysis of his final compensation package was conducted. As interim CEO, Mr. Parker continued to vest in the equity awards granted to him for his non-employee director services, but we discontinued his other director compensation (including retainer fees) for his Board service while serving as an employee of the company.

Mr. Parker transitioned out of the interim CEO role in December 2013 upon our appointment of Mr. Leav as our CEO. In recognition of Mr. Parker’s employment services in leading the company through a challenging transition period, our Board approved a bonus of $155,877 and the payment of an additional director retainer of $10,000 per month (in addition to his standard Board and Chairman services) through May 2014 as consideration for the additional services Mr. Parker will be providing as an advisor to Mr. Leav in furtherance of a successful transition of the CEO position and executive leadership of the company. With respect to equity, upon completion of Mr. Parker’s service as interim CEO, a total of 10,967 shares vested under Mr. Parker’s RSU award, with the remaining shares being forfeited. In addition, all of Mr. Parker’s performance shares were forfeited without becoming vested. Mr. Parker remains the Chairman of our Board.

December 2013 New CEO Employment Arrangements.    We appointed Mr. Leav as our CEO effective December 2, 2013, and entered into an offer letter agreement with him. The agreement set forth Mr. Leav’s base salary, bonus opportunities, and equity incentives as discussed above, and severance and other benefits, as discussed below. In approving Mr. Leav’s new hire compensation, the Compensation Committee and independent members of our Board reviewed our former CEO’s compensation package, Mr. Leav’s compensation at his then-current employer, his experience, and a Radford CEO market analysis for peer group and survey data for $1 billion to $3 billion revenue companies. After such review, the independent directors offered Mr. Leav a compensation package at a level it considered appropriate, as well as necessary in order to attract Mr. Leav to join us and to provide him with appropriate incentives to drive our success.

Departure.     Mr. Brown was no longer an officer of the company as of March 13, 2014, but he continued to provide transition services until April 15, 2014, at which time his employment terminated. In connection with the termination of his employment, Mr. Brown became qualified to receive benefits under the Executive Severance Plan and entered into a separation agreement with us. Mr. Brown will receive a lump sum payment of $1,200,000, equal to the sum of his then base salary and target bonus opportunity, plus a lump sum amount equal to 12 months of continued health care premiums in an amount of $22,233. He also is eligible to receive outplacement benefits. These benefits are conditioned upon Mr. Brown executing and not revoking a release of claims in favor of Polycom and non-solicitation and non-disparagement obligations for a period of 12 months following his employment termination.

Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

Stock Ownership.    We maintain stock ownership guidelines for our CEO, executive officers and directors, which are intended to align the interests of our executive officers more closely to the interests of our stockholders. In April 2013, we increased the ownership guidelines for our CEO. As a result, our CEO should hold a minimum equity interest in an amount equal to three times his base salary within five years of his hire date. Our other executive officers should hold a minimum equity interest in an amount of 5,000 shares of our stock by the later to occur of the fifth anniversary of the executive’s commencement of employment with Polycom or February 4, 2015. In addition, the members of our Board should hold a minimum equity interest in the amount equal to three times their annual cash retainer, or $135,000, within five years from the date they are appointed to the board.

Clawback Policy.     In March 2013, we adopted a clawback policy for cash- and performance-based equity awards to executive officers if Polycom is required to provide a material restatement of its financial statements for any of the prior three fiscal years. Under the policy, if the Board or Compensation Committee determines that any fraud or intentional misconduct by an executive officer was a significant factor contributing to the company restating all or a portion of its financial statements, the Board or Compensation Committee will take, in their discretion, such action as they deem necessary to remedy the fraud or intentional misconduct and prevent its recurrence, which may include (i) recouping all or part of any excess compensation received by such executive officer due to such restatement, (ii) recommending disciplinary action to the Board, up to and including termination, and (iii) pursuing other available remedies. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

Anti-hedging.    We maintain a policy that prohibits our executive officers and other insiders of Polycom from the purchase or sale of, or offers to purchase or sell, derivative securities relating to our securities. This includes, for example, puts and calls as well as any other financial instruments designed to hedge or offset a decrease in the market value of our securities. We also prohibit short sales and margining of our securities, except as collateral to securitize a bona fide loan.

Termination and Change of Control Arrangements

One of the objectives of our compensation philosophy is to offer a total compensation program that takes into consideration the other compensation practices of our peer companies, including termination and change of control arrangements. We have entered into change of control severance agreements with certain of our executives, including our NEOs, other than Mr. Parker, who served as our interim CEO in 2013, and Ms. Durr, who is currently serving as our interim CFO. Mr. Leav entered into his change of control severance agreement in connection with his hire as CEO effective December 2, 2013. The change of control severance agreements, as well as certain equity awards granted to the NEOs, generally provide for the payment of compensation to our NEOs (or accelerated vesting with respect to the equity awards) upon termination of employment under certain conditions in the event of a change of control, including a termination without cause or for good reason following a change of control of Polycom. Additionally, we maintain the Executive Severance Plan in which our NEOs are eligible to participate. The Executive Severance Plan most recently was amended in December 2013 to reflect the terms of Mr. Leav’s severance benefits under the Executive Severance Plan. The Executive Severance Plan generally provides for the payment of compensation for the participating NEOs in the event of involuntary termination of employment other than for cause, death or disability, or voluntary termination for Good Reason (as defined therein). The level of Mr. Leav’s severance benefits under the Executive Severance Plan and his change of control severance agreement was negotiated with him at the time of his hire. We believe that these benefits are in line with market practices and were necessary in order to recruit him to join us.

The various termination and change of control arrangements between Polycom and our executive officers are designed to meet the following objectives:

Arrangements	Objectives
Executive Severance Plan	The purpose of the Executive Severance Plan is to provide assurances of specified severance benefits to eligible employees of Polycom whose employment is subject to being involuntarily terminated other than for death, disability, or cause or voluntary termination for good reason. We believe that it is imperative to provide such individuals with severance benefits upon certain terminations of employment, which we recognize can be triggered at any time, to (i) secure their continued dedication to their work, notwithstanding the possibility of a termination by Polycom, and (ii) provide such individuals with an incentive to continue employment with Polycom. We believe that the benefits under the Executive Severance Plan are competitive relative to the severance protection provided to similarly situated individuals at our peer companies and appropriate given that the benefits are subject to the executive officer’s entry into a release of claims in favor of Polycom and non-solicitation and nondisparagement obligations, and in certain cases where enforceable non-competition obligations, for one year following termination of employment.

Arrangements	Objectives
Change of Control Severance Arrangements	It is expected that from time to time Polycom will consider the possibility of an acquisition by another company or other change of control. We recognize that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. We believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize our value upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security.

Other Arrangements	Certain executive officers reporting under Section 16 of the Exchange Act, including the NEOs, are entitled to a twelve-month post-termination exercise period with respect to certain stock options in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement. The Compensation Committee believe that these arrangements are appropriate to help retain and motivate the executives and consistent with prevailing market practice. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for more detail on these arrangements.

We believe the terms and payout levels of our termination and change of control arrangements are consistent with current market practices and competitively necessary to attract and retain qualified executives. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee periodically reviews these arrangements and did so during 2013, with the assistance of Radford. However, these termination and change of control arrangements do not affect the Compensation Committee’s decisions regarding other elements of compensation.

The Executive Severance Plan, change of control severance agreements and related arrangements are described in further detail in the section entitled “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements.”

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In July 2013, our Audit Committee of the Board reviewed and found certain irregularities in Mr. Miller’s business expense submissions, for which Mr. Miller accepted responsibility. For more information, see “Additional Information Concerning Andrew M. Miller” below.

While Mr. Parker served as our interim CEO, we provided him with temporary living expenses and covered his expenses for required travel between his home and our headquarters consistent with company policy. We believed these benefits were reasonable and appropriate given the interim nature of Mr. Parker’s role.

Mr. Leav received relocation benefits as agreed in his offer letter at the time of his hire in December 2013, and certain additional relocation benefits as approved by the independent members of our Board in early 2014. The benefits included relocation of his household goods, certain airfare, travel and house search costs for a house-hunting trip, up to six months of temporary living and storage, temporary car rental, payment of real estate costs up to $75,000, potential lease termination and assistance fees relating to his prior residence, and a one-time allowance equivalent to $58,333 to cover all other costs of his relocation not previously described in his offer letter. His relocation benefits are subject to repayment as to their after-tax amounts if, within one year of his hire date, Mr. Leav voluntarily resigns without good reason or we terminate his employment for cause. In connection with the negotiation of his offer letter, Mr. Leav is also eligible to receive reimbursement of reasonable attorneys’ fees of up to $35,000, of which $11,603 was reimbursed in 2013.

In 2013, the NEOs were eligible to participate in our employee stock purchase plan and the health and welfare programs that are generally available to other company employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment. In addition, we allow reimbursements to our executive officers for the cost of tax preparation and advisory services, subject to a maximum of $10,000 for our CEO and CFO and $5,000 for all other executive officers.

In 2013, Ms. Durr attended our CEO Circle program, a sales recognition event held annually to reward our top sales representatives and other employees for their significant contributions during the year, as an award recipient. Mr. Darwish also attended the CEO Circle in 2013 as a co-host of the event. We provided for the costs of airfare, accommodations, meals, transportation, group activities and gifts related to the program events for each NEO and his or her spouse or guest who attended the CEO Circle.

Effective January 1, 2013, with respect to certain of our U.S.-based senior management including our NEOs, and certain other employees, we ended our paid time off program and implemented a flexible time off policy. Under the new policy, our NEOs no longer are eligible to accrue vacation days and do not have a fixed number of vacation days per year. Instead, the policy enables them to take vacation on a discretionary basis, their work schedule permitting.

We also maintain a tax-qualified Polycom, Inc. 401(k) Plan (the “401(k) Plan”), which is broadly available to our general employee population. Under the 401(k) Plan, all company employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2013 401(k) Plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) Plan, up to a maximum per participating employee of $2,000. We do not provide defined benefit pension plans or defined contribution retirement plans to its executive officers or other employees other than: (i) the 401(k) Plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

The Compensation Committee generally take into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to our executive officers and aims to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Compliance with Section 162(m) of the Internal Revenue Code.    Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to our CEO and our three other most highly compensated NEOs (other than our CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). We generally structure a significant portion of the non-salary compensation paid to our CEO and the three other most highly compensated NEOs (other than our CFO) as performance-based compensation. For example, cash compensation paid under the Performance Bonus Plan and performance shares granted under the 2011 Equity Incentive Plan (and the 2004 Equity Incentive Plan, which we terminated in 2011) to these individuals are intended to qualify as “performance-based” compensation under Section 162(m). We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance. Time-based RSUs, for example, are not qualified under Section 162(m).

Section 409A of the Internal Revenue Code.    Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, the severance arrangements (described above) and equity awards are structured in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation.    We account for stock-based awards in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee oversees Polycom’s compensation policies, plans and benefit programs. We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Betsy S. Atkins (Chair)

Robert J. Frankenberg

William A. Owens

Summary Compensation Table

The following table presents information concerning the total compensation of (i) all persons who served as our principal executive officer during fiscal year 2013, (ii) our principal financial officer during fiscal year 2013, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2013 (our “named executive officers”). No disclosure is provided for 2011 or 2012 for those persons who were not named executive officers in 2011 and 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)		Total ($) (20)
Peter A. Leav (6)	2013	58,333		2,000,000	7,425,834	—	—	28,654	(12)	9,512,821
Chief Executive Officer and President

Laura J. Durr (7)	2013	315,333		—	379,815	—	136,045	16,364	(13)	847,557
Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer

Sayed M. Darwish	2013	413,751		—	865,359	—	267,713	22,529	(14)	1,569,352
Chief Legal Officer and Executive Vice President, Corporate Development and Secretary	2012 2011	439,938 395,850	(1)	— —	1,667,711 707,916	133,350 —	117,497 283,696	2,000 2,000	(15) (15)	2,360,496 1,389,462

Kevin T. Parker (8)	2013	153,417		155,877	2,060,856	—	—	20,502	(16)	2,390,652
Former Interim Chief Executive Officer and President

Andrew M. Miller (9)	2013	471,563		—	6,345,979	—	320,625	544,342	(17)	7,682,509
Former Chief Executive Officer and President	2012 2011	819,949 727,778	(1)	— 150,000	6,166,576 3,270,901	44,450 —	292,500 692,000	33,430 175,967	(18) (19)	7,356,905 5,016,646

Eric F. Brown (10)	2013	600,000		125,000	1,153,818	—	439,200	—		2,318,018
Former Chief Operating Officer, Chief Financial Officer and Executive Vice President	2012	519,542	(1)	375,000	7,791,816	—	234,000	—		8,920,358

Tracey E. Newell (11)	2013	250,000		—	673,051	—	136,800	—		1,059,851
Former Executive Vice President of Global Sales	2012 2011	397,585 178,333		— 212,000	1,476,428 1,954,654	35,560 —	123,293 94,160	— —		2,032,866 2,439,147

(1)	For 2012, there were no increases to base salary, but this amount includes a one-time payout of Paid Time Off (PTO) accrued as of December 31, 2012 for Messrs. Miller, Brown, and Darwish, in connection with the company’s switch to a Flexible Time Off policy for certain employees and paid out in accordance with California law, including $69,949 for Mr. Miller, $2,042 for Mr. Brown, and $38,238 for Mr. Darwish.
(2)	For 2013, reflects bonuses awarded outside of the Performance Bonus Plan including: (i) $2,000,000 sign-on bonus to Mr. Leav in accordance with his offer letter; (ii) $125,000 to Mr. Brown representing the final installment of his $500,000 sign-on bonus in accordance with his offer letter; and (iii) $155,877 discretionary bonus awarded to Mr. Parker in connection with his tenure as interim CEO. For 2012, reflects bonuses awarded outside of the Performance Bonus Plan including $375,000 to Mr. Brown representing the first three installments of his $500,000 sign-on bonus in accordance with his offer letter. For 2011, reflects bonuses awarded outside of the Performance Bonus Plan including: (i) $150,000 discretionary bonus to Mr. Miller for his fiscal 2011 performance and (ii) $212,000 sign-on bonus to Ms. Newell in accordance with her offer letter.

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014.
(4)	Includes both restricted stock units and performance shares. Amounts shown in the table reflect the target award level for performance shares, which we believe to be the probable outcome of the performance shares at the time the award is granted. If the outcomes for performance shares were achieved at the maximum award levels, the following values for stock awards would apply:

	2013		2012		2011
	Target (100%)	Maximum (150%)	Target (100%)	Maximum (150%)	Target (100%)	Maximum (200%)
Peter A. Leav	7,425,834	9,278,501	—	—	—	—
Eric F. Brown	1,153,818	1,407,828	7,791,816	9,174,274	—	—
Sayed M. Darwish	865,359	1,055,866	1,667,711	2,084,196	707,916	895,378
Laura J. Durr	379,815	463,431	—	—	—	—
Kevin T. Parker	2,060,856	2,539,551	—	—	—	—
Andrew M. Miller	6,345,979	7,743,029	6,166,576	7,693,701	3,270,901	4,139,726
Tracey E. Newell	673,051	821,222	1,476,428	1,847,066	1,954,654	2,475,259

These amounts do not necessarily correspond to the actual value that was or may be recognized by the named executive officers.

(5)	For 2013, reflects awards for two six-month performance periods under the Performance Bonus Plan and the Management Bonus Plan, as applicable. For 2012, reflects awards for two six-month performance periods under the Performance Bonus Plan and the Management Bonus Plan (there was no payout for the six-month performance period beginning January 1, 2012). For 2011, reflects awards for two six-month performance periods under the Performance Bonus Plan (except for Ms. Newell whose award was for the six-month period beginning July 1, 2011 and prorated to her start date of July 21, 2011).
(6)	Mr. Leav joined Polycom in December 2013. His 2013 salary is a prorated amount.
(7)	Ms. Durr began serving as interim Chief Financial Officer in March 2014.
(8)	Mr. Parker served as interim Chief Executive Officer and President of Polycom from July 2013 to December 2013.
(9)	Mr. Miller left Polycom in August 2013.
(10)	Mr. Brown left Polycom in April 2014.
(11)	Ms. Newell left Polycom in August 2013.
(12)	Includes: (i) $11,603 reimbursement of legal fees associated with the preparation and negotiation of offer of employment and (ii) $17,051 of reimbursement of relocation expenses in accordance with Mr. Leav’s offer letter.
(13)	Includes: (i) 401(k) matching contributions by Polycom of $2,000 and (ii) $14,364 for Ms. Durr and her spouse for airfare, accommodations, meals and transportation, group activities and gifts related to CEO Circle, a sales recognition event that she attended as an award recipient.
(14)	Includes: (i) 401(k) matching contributions by Polycom of $2,000 and (ii) $20,529 for Mr. Darwish and his spouse for airfare, accommodations, meals and transportation, group activities and gifts related to CEO Circle, a sales recognition event that he was asked to co-host with the CEO.
(15)	Includes 401(k) matching contributions by Polycom of $2,000.
(16)	Includes airfare, accommodations, meals and transportation related to Mr. Parker’s service as interim CEO.
(17)	Includes: (i) 401(k) matching contributions by Polycom of $2,000; (ii) $3,878 reimbursement for tax preparation services; (iii) $1,153 for accommodations and meals and transportation related to a group recreational event following annual Team Polycom sales meeting; and (iv) $149 for personal incidentals. In connection with Mr. Miller’s termination of employment, Mr. Miller’s compensation for 2013 also reflects a severance package of $537,162 pursuant to the separation and release agreement Mr. Miller entered into with Polycom in July 2013. Please see “Additional Information Concerning Andrew M. Miller” below for more information.

(18)	Includes: (i) 401(k) matching contributions by Polycom of $2,000; (ii) $10,000 reimbursement for tax preparation services; and (iii) $21,430 for final relocation expenses pursuant to contractual obligations under Mr. Miller’s original offer letter. Please see “Additional Information Concerning Andrew M. Miller” below for more information.
(19)	Includes: (i) 401(k) matching contributions by Polycom of $2,000 for Mr. Miller; (ii) $6,375 reimbursement for tax preparation services; and (iii) $106,623 ($167,592 on a grossed up tax basis) for relocation expenses in accordance with the terms of Mr. Miller’s offer letter. Please see “Additional Information Concerning Andrew M. Miller” below for more information.
(20)	For 2013, the actual realized compensation for our NEOs who were with Polycom for the entire fiscal 2013 (comprised of actual cash compensation earned for 2013 performance, plus the value realized from performance shares, RSUs and stock options that vested in 2013) was as follows: $1,665,926 for Mr. Brown, $1,208,988 for Mr. Darwish and $678,755 for Ms. Durr. For 2012, the actual realized compensation for the NEOs (comprised of actual cash compensation earned for 2012 performance, plus the value realized from performance shares, RSUs and stock options that vested in 2012) was as follows: $3,715,038 for Mr. Miller, $1,761,167 for Mr. Brown, $1,615,872 for Mr. Darwish and $725,076 for Ms. Newell.

Additional Information Concerning Andrew M. Miller

On July 23, 2013, Polycom announced that Mr. Miller had resigned from the positions of Chief Executive Officer and President and from Polycom’s Board of Directors. Polycom explained that Mr. Miller’s resignation came after a review by the Audit Committee of certain expense submissions by Mr. Miller, where the Audit Committee found certain irregularities in the submissions, for which Mr. Miller had accepted responsibility. Subsequently, Polycom announced that the Audit Committee’s review was continuing and that the Securities and Exchange Commission is conducting an investigation into the matter.

Personal Expenses Submitted as Business Expenses. The review conducted by Polycom’s Audit Committee determined that Mr. Miller improperly submitted personal expenses to Polycom for payment as business expenses and, in doing so, submitted to the Company false information about the nature and purpose of expenses.

The submission of personal expenses as business expenses and false information in expense reports is a violation of Polycom’s Code of Business Ethics and Conduct, which provides: “Polycom funds must be used only for Polycom business purposes. Every Polycom employee, agent and contractor must take reasonable steps to ensure that Polycom receives good value for Polycom funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Polycom employees, agents and contractors must not use Polycom funds for any personal purpose.”

Independent advisors retained by the Audit Committee have conducted testing on Mr. Miller’s expense submissions and airline travel during his employment with Polycom. The advisors did so at the direction of the Audit Committee, in an effort to determine the approximate amount of expenses that Mr. Miller improperly submitted as business expenses to be paid by Polycom that were, in fact, personal expenses. The testing was done on a sample of Mr. Miller’s total expenses selected by the advisors using their professional judgment.

In part because of Mr. Miller’s submission of false information concerning expenses, Polycom cannot determine the precise amount of personal expenses that Mr. Miller improperly submitted as business expenses or that the sample of expenses tested by the advisors included all improperly submitted expenses. However, based on testing performed, the advisors determined that, excluding airline travel, the selected expenses between 2011 and 2013 included approximately $77,000 in expenses that were either personal or most likely personal. The advisors determined that it was inconclusive whether an additional approximately $116,000 of the selected expenses during the same years were personal. The expenses Mr. Miller submitted as business expenses that were, in fact, or may have been, personal expenses include hotel costs, meals, car services, event tickets, spa and other personal services, services and items for his home, clothing, commuting costs and gift cards. With respect to airline travel, the advisors determined that 60 of 222 flight segments tested between 2011 and 2013 were personal or likely personal. The advisors were unable to determine the total amount of expense associated with the 60 flight segments because of the unavailability of historical airline pricing information.

In addition, Polycom has determined that during 2013, Mr. Miller approved for himself a number of spa treatments and products in connection with a company event. The total amount of those items was $1,955.

While we cannot determine the precise amount of personal expenses that Mr. Miller improperly submitted as business expenses, the amounts did not have a material impact on Polycom’s previously reported consolidated financial statements for any period because Mr. Miller’s total amount of expenses in each period were immaterial to Polycom’s financial statements.

CEO Circle. Between 2011 and 2013, Polycom held an annual event called “CEO Circle” or “President’s Club” as a reward for its top sales representatives and other executives. In 2011, the event was held in Argentina; in 2012, it was in Bali; and in 2013, it was in South Africa. All attendees at the event were allowed to bring a guest. Mr. Miller attended these events, in his capacity as Chief Executive Officer, as a host and was accompanied by a guest. Polycom paid for all expenses associated with these events, including expenses for employees and guests.

With respect to its annual proxy statement, Polycom determined that neither Mr. Miller’s nor his guests’ attendance at these events was a perquisite for Mr. Miller such that the related expenses should be included in the Summary Compensation Table. Polycom determined that Mr. Miller and his guests’ attendance was integrally and directly related to the performance of Mr. Miller’s duties as Chief Executive Officer and his role as a host of the events.

The expenses (including airfare, accommodations, meals and transportation, and group activities) associated with Mr. Miller’s and his guests’ attendance at the May 2013 CEO Circle in South Africa, the April 2012 CEO Circle in Bali, and the April 2011 CEO Circle in Buenos Aires, each as authorized by Polycom, were approximately $20,500, $10,000, and $14,600 for Mr. Miller, respectively, and approximately $14,300, $7,000, and $11,200 for Mr. Miller’s guest, respectively.

CEO Circle Site Visits. In 2011 and 2012, prior to the CEO Circle events planned for 2012 and 2013, Mr. Miller visited Bali and South Africa, purportedly to inspect the sites for the upcoming events. These trips were planned by Polycom’s event coordinators and approved by Mr. Miller for approximately $4,300 (for his trip in 2011 in connection with the 2012 CEO Circle event in Bali) and $13,300 (for his trip in 2012 in connection with the 2013 CEO Circle event in South Africa).

Polycom has learned that Mr. Miller also expensed airfare in connection with his trips to Bali and South Africa in the amount of approximately $13,000 for each trip. Polycom has also learned that Mr. Miller took guests on these trips and that Polycom may have paid for the costs of the guests and additional expenses incurred by Mr. Miller on these trips through invoicing from an event planning company retained by Polycom at Mr. Miller’s direction. Polycom does not know the total costs associated with these additional expenses.

Grants of Plan-Based Awards in 2013

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2013 under any plan:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
P. Leav	12/2/2013		—	—	350,000	525,000	—	—	—	3,705,334
	12/2/2013		—	—	—	—	350,000	—	—	3,720,500

E. Brown	1/1/2013		300,000	750,000	—	—	—	—	—	—
	7/1/2013		300,000	750,000	—	—	—	—	—	—
	2/27/2013	(2)	—	—	57,971	86,957	—	—	—	508,021
	6/5/2013		—	—	—	—	57,971	—	—	645,797

S. Darwish	1/1/2013		150,638	376,594	—	—	—	—	—	—
	7/1/2013		159,676	399,189	—	—	—	—	—	—
	2/27/2013	(2)	—	—	43,478	65,217	—	—	—	381,014
	6/5/2013		—	—	—	—	43,478	—	—	484,345

L. Durr	1/1/2013		75,000	187,500	—	—	—	—	—	—
	7/1/2013		82,667	206,668	—	—	—	—	—	—
	2/27/2013	(2)	—	—	19,083	28,625	—	—	—	167,230
	6/5/2013		—	—	—	—	19,083	—	—	212,585

K. Parker	7/23/2013		186,667	466,668	—	—	—	—	—	—
	7/23/2013	(3)	—	—	98,700	148,050	—	—	—	957,390
	7/23/2013		—	—	—	—	98,700	—	—	1,103,466

A. Miller	1/1/2013		375,000	937,500	—	—	—	—	—	—
	2/27/2013	(2)	—	—	318,840	478,260	—	—	—	2,794,101
	6/5/2013		—	—	—	—	318,840	—	—	3,551,878

T. Newell	1/1/2013		160,000	400,000	—	—	—	—	—	—
	2/27/2013	(2)	—	—	33,816	50,724	—	—	—	296,341
	6/5/2013		—	—	—	—	33,816	—	—	376,710

(1)	Reflects target and maximum bonus amounts for the first half of fiscal 2013 performance (January 1, 2013 through June 30, 2013 performance period) and second half of fiscal 2013 performance (July 1, 2013 through December 31, 2013 performance period) under the Performance Bonus Plan (except for Ms. Durr who was on the Management Bonus Plan for the first half of 2013 and Mr. Leav who did not participate under the bonus plans during fiscal 2013), as described in “Compensation Discussion and Analysis—2013 Target Short-Term Cash Incentives.” There is no threshold payout amount. The actual bonus amounts were determined by the Compensation Committee in August 2013 and February 2014, respectively, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	Reflects target and maximum number of performance shares granted under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” There is no threshold payout amount. See “Outstanding Equity Awards at 2013 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares to vest with respect to the first one-third tranche of these 2013 performance shares was certified as zero by the Compensation Committee in January 2014.
(3)	Reflects target and maximum number of performance shares granted in July 2013 to Mr. Parker under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term,

Equity-Based Incentives.” There is no threshold payout amount. Upon the termination of Mr. Parker’s role as interim CEO and Mr. Leav’s corresponding hire as our new CEO, Polycom’s Board of Directors canceled Mr. Parker’s performance shares, and no payout was made to Mr. Parker under this award.

(4)	Reflects restricted stock units granted under the 2011 Equity Incentive Plan. These awards were approved by the Compensation Committee (and by the Board in the case of Mr. Miller’s award) to be granted upon approval of stockholders at the 2013 Annual Meeting of Stockholders on June 5, 2013 (except for Mr. Parker’s award which was granted to him upon his appointment as interim CEO). See “Outstanding Equity Awards at 2013 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(5)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2013.

		Option Awards (1)				Stock Awards (2)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (3)

	Grant
Name	Date	Exercisable	Unexercisable
P. Leav	12/02/13	—	—	—	—	350,000	(4)	3,930,500	525,000	5,895,750

L. Durr	02/22/11	—	—	—	—	2,668		29,962	—	—
	11/02/11	—	—	—	—	2,500		28,075	—	—
	02/22/12	—	—	—	—	5,000		56,150	3,750	42,113
	05/29/12	3,500	3,500	11.61	05/29/19	—		—	—	—
	08/27/12	—	—	—	—	10,000		112,300	7,500	84,225
	02/27/13	—	—	—	—	—		—	19,083	214,302
	06/05/13	—	—	—	—	19,083		214,302	—	—

S. Darwish	02/22/11	—	—	—	—	4,834		54,286	—	—
	02/22/12	—	—	—	—	11,667		131,020	8,751	98,274
	05/29/12	15,000	15,000	11.61	05/29/19	—		—	—	—
	08/01/12	—	—	—	—	32,500		364,975	24,375	273,731
	02/27/13	—	—	—	—	—		—	43,479	488,269
	06/05/13	—	—	—	—	43,478		488,258	—	—

K. Parker	06/05/13	—	—	—	—	10,000	(5)	112,300	—	—

A. Miller (6)	—	—	—	—	—	—		—	—	—

E. Brown	02/22/12	—	—	—	—	125,417		1,408,433	25,001	280,756
	08/01/12	—	—	—	—	33,334		374,341	25,001	280,756
	02/27/13	—	—	—	—	—		—	57,972	651,026
	06/05/13	—	—	—	—	57,971		651,014	—	—

T. Newell (6)	—	—	—	—	—	—		—	—	—

(1)	Reflects options granted under the 2011 Equity Incentive Plan. All options granted to named executive officers on May 29, 2012 vest over a two-year period, at a rate of 50% upon the first and second anniversaries of the date of grant.
(2)	Reflects performance shares and restricted stock units under the 2011 Equity Incentive Plan, (or with respect to the awards granted to Ms. Durr and Mr. Darwish on February 22, 2011, under the 2004 Equity Incentive Plan), as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” Unless otherwise indicated below, all of the other performance shares and restricted stock units granted to named executive officers shown here vest over a three-year period, at a rate of one-third upon each of the first, second and third anniversaries of the date of grant, or (in the case of performance shares only) on such later date as the Compensation Committee certifies achievement of the performance criteria.
(3)	Market value of shares or units of stock that have not vested or that have not yet been earned is computed by multiplying (i) $11.23, the closing price on the NASDAQ Global Select Market of Polycom common stock on December 31, 2013, the last business day of fiscal 2013, by (ii) the number of shares or units of stock.
(4)	These restricted stock units granted to Mr. Leav upon his hire are scheduled to vest over a three-year period, at a rate of 50% of the total shares on the first anniversary of the December 2, 2013 grant date and then at a rate of 25% upon each of the second and third anniversaries of the date of grant thereafter.
(5)	These restricted stock units were granted to Mr. Parker as a non-employee director and are reflected as outstanding at fiscal year-end in our Compensation of Directors table (See section entitled, “Compensation of Directors”).
(6)	Left Polycom in August 2013.

2013 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and each vesting of stock during fiscal 2013 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
P. Leav	—	—	—		—
L. Durr	—	—	20,595		211,012
S. Darwish	—	—	50,837		504,995
K. Parker	—	—	30,967	(2)	323,179
A. Miller	—	—	160,016		1,572,479
E. Brown	—	—	52,290		501,726
T. Newell	—	—	37,209		364,787

(1)	Reflects the closing price on the NASDAQ Global Select Market of Polycom common stock on the vesting date.
(2)	Reflects (i) 10,967 shares, which represents a pro-rated vested amount of the RSU granted to Mr. Parker for his service as interim CEO and President that ended on December 2, 2013, and (ii) 20,000 shares that vested from Mr. Parker’s non-employee Board grant.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

2011 and 2004 Equity Incentive Plans

Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock units, held by the named executive officers and Polycom’s non-employee directors were granted under the 2011 Equity Incentive Plan (the “2011 Plan”) and the 2004 Equity Incentive Plan (the “2004 Plan” and together with the 2011 Plan, the “Equity Incentive Plans”). In the event of a change in control of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates employment for Good Reason (as defined below) within the 12 months following a change in control, each such officer’s awards will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards will become fully vested and exercisable.

Post-Termination Exercise Arrangements between Polycom and its Executive Officers

In July 2003, the Compensation Committee of the Board approved for Polycom’s executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination.)

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Executive Severance Plan

In February 2010, Polycom adopted an Executive Severance Plan (the “Severance Plan”), pursuant to which Polycom’s named executive officers and certain other executives are eligible to receive severance benefits. The Severance Plan subsequently was amended in December 2013 in connection with Mr. Leav’s hire to reflect the revised severance terms for the CEO. The amendment did not affect any other participants. Generally, if a Severance Plan participant’s employment is terminated by Polycom other than for cause, death or disability, or the participant resigns for Good Reason, the Severance Plan provides for a lump sum severance payment equal to the participant’s base salary as then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date (for CEO, the payment is equal to 150% of annual base salary and target bonus), continued health benefits for up to one year (or lump sum payment of 18 months of health premiums, in the case of the CEO), outplacement assistance and for the CEO only, 18 months acceleration on then outstanding and unvested, time-based equity awards. In order to receive severance benefits under the Severance Plan, a participant must execute a release of claims in favor of Polycom and agree to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

Change of Control Severance Agreements

Polycom has entered into Change of Control Severance Agreements with certain of its executive officers reporting under Section 16 of the Exchange Act, including the named executive officers (except for Mr. Parker and Ms. Durr), and certain other executives.

Under the terms of the Change of Control Severance Agreements, each executive is obligated to remain with Polycom for six (6) months following a Change of Control, subject to certain limitations. If, within twelve (12) months following a Change of Control (or within 24 months following a Change of Control for Mr. Leav), an executive who is a party to one of these agreements is involuntarily terminated other than for cause, voluntarily terminates his or her employment for Good Reason, or dies or terminates employment due to disability, he or she will receive:

•	A lump-sum payment equal to 100% of annual base salary and target bonus (for Mr. Leav, the payment is equal to 200% of annual base salary and target bonus);

•

Continued coverage of employee benefits until the earlier of (1) one year from the date of termination or (2) when he or she begins receiving comparable benefits from another employer, or with respect to Mr. Leav, a lump sum cash payment equal to 24 multiplied by his monthly premium for continued health care coverage for himself and any eligible spouse and/or dependents;

•	Full vesting of, and the immediate right to exercise, such executive’s stock options;

•	Full vesting of performance shares subject to such executive’s performance share awards based on the applicable performance goals being deemed achieved at target levels; and

•

Full vesting of, and the immediate right to exercise, any other outstanding awards that may be issued under Polycom’s stock plans in addition to stock options and performance shares, as well as the lapsing of any restrictions on such awards and the determination that all performance goals or other vesting criteria related to such awards have been achieved at target levels and that all other terms and conditions of such awards have been satisfied.

If such executive’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Definitions of “Cause,” “Change of Control” and “Good Reason”

As defined in the Change of Control Severance Agreements, “Cause” generally means:

•	An act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the employee;

•	The employee being convicted of a felony;

•	A willful act by the employee which constitutes gross misconduct and which is injurious to Polycom; or

•

Following delivery to the employee of a written demand for performance from Polycom, which describes the basis for Polycom’s reasonable belief that the employee has not substantially performed his or her duties, continued violations by the employee of the employee’s obligations to Polycom which are demonstrably willful and deliberate on the employee’s part.

With respect to the Severance Plan, “Cause” generally means:

•

Following delivery to the employee of a written demand for performance from Polycom, which describes the basis for Polycom’s belief that the employee has not substantially performed his or her duties and the employee has not corrected such failure within thirty (30) days of written demand;

•

An act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee with the intention or reasonable expectation that the action may result in the substantial personal enrichment of the employee;

•

The employee’s conviction of, or plea of nolo contendere to, a felony or misdemeanor that Polycom reasonably believes has had or will have a material detrimental effect on Polycom’s reputation or business;

•	A material violation by the employee of any written Polycom employment policy or standard of conduct;

•

The employee being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the employee admits or denies liability);

•

The employee obstructing or impeding, endeavoring to obstruct, impede or improperly influence, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; provided that the employee’s failure to waive attorney-client privilege relating to communications with the employee’s own attorney in connection with the investigation will not constitute “Cause”; or

•

The employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her position or the employee’s loss of any governmental or self-regulatory license that is reasonably necessary for the employee to perform his or her responsibilities, if the disqualification, bar or loss continues for more than thirty (30) days, and during that period Polycom uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

With respect to the Equity Incentive Plans, “Cause” generally means:

•

Following delivery to the employee of a written demand for performance from Polycom, which describes the basis for Polycom’s belief that the employee has not performed his or her duties to the reasonable satisfaction of Polycom, and the employee has not corrected such failure within fifteen (15) days of written demand;

•

An act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee with the intention or reasonable expectation that the action may result in the substantial personal enrichment of the employee;

•

The employee’s conviction of, or plea of nolo contendere to, a felony or misdemeanor that Polycom reasonably believes has had or will have a material detrimental effect on Polycom’s reputation or business;

•	Willful misconduct by employee that is injurious to Polycom; or

•	A willful violation by the employee of any material Polycom policy.

Certain awards under the Equity Incentive Plans provide alternatively that “cause” generally has the same meaning as the term is defined under the Change of Control Severance Agreements.

As defined in the Change of Control Severance Agreements and the Severance Plan, a “Change of Control” generally means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale, lease, or other disposition of all or substantially all of Polycom’s assets.

With respect to the Equity Incentive Plans, “Change of Control” generally has the same meaning as the term is defined under the Change of Control Severance Agreements. Under Ms. Durr’s awards granted under the Equity Incentive Plans, “Change of Control” generally means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board during any one-year period, such that a majority consists of persons who are not either directors who were in office when the applicable plan was approved or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 50% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the Equity Incentive Plans, “Good Reason” generally means without the employee’s written consent:

•	The employee being assigned by Polycom to duties that are substantially inconsistent with the employee being a senior executive of Polycom;

•	The Employee’s principal work location being moved more than 35 miles; or

•	Polycom materially reducing the employee’s base salary (unless the base salaries of substantially all other senior executives of Polycom are similarly reduced).

Certain awards under the 2004 Plan provide alternatively that “good reason” generally has the same meaning as the term is defined under the Change of Control Severance Agreements.

With respect to the Change of Control Severance Agreements between Polycom and certain of its executives, “Good Reason” generally means the occurrence of any of the following without the employee’s written consent:

•

A material reduction of the employee’s duties, title, authority or responsibilities, relative to the employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	A substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction;

•	A reduction by Polycom in the base compensation or target annual bonus opportunity of the employee as in effect immediately prior to such reduction;

•

A material reduction by Polycom in the kind or level of benefits to which the employee was entitled immediately prior to such reduction with the result that such employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles from such employee’s then present location.

In addition, for purposes of the Change of Control Severance Agreements only, except for Mr. Leav, a reduction in duties, title, authority or responsibilities solely by virtue of Polycom being acquired and made part of a larger entity shall not by itself constitute grounds for a voluntary termination for Good Reason.

With respect to the Severance Plan, “Good Reason” generally means the occurrence of any of the following without the employee’s written consent:

•

A material diminution by Polycom in the employee’s base pay as in effect immediately prior to such reduction; provided, however, that, a reduction of base pay that (combined with all prior reductions) totals twenty percent (20%) or less (fifteen percent (15%) or less in the case of the CEO) and also applies to substantially all other senior executives of Polycom will not constitute “Good Reason”; or

•	The relocation of the employee’s principal work location to a facility or a location more than thirty-five (35) miles from his or her prior location.

In addition, for Mr. Leav, “Good Reason” under the Severance Plan generally also includes:

•

A material reduction of the employee’s duties, title authority or responsibilities, relative to the employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	The Board’s failure to nominate or take such commercially reasonable actions as may be necessary or appropriate to support Mr. Leav’s election to the Board;

•

A substantial reduction of the facilities and perquisites available to him immediately prior to such reduction, other than any such reduction that also applies to substantially all other executive officers of the Company; and

•

A material reduction by the Company in the kind or level of benefits to which he was entitled immediately prior to such reduction with the result that the overall benefits package is significantly reduced, other than any such reduction that also applies to substantially all other executive officers of the Company.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2013 (December 31, 2013), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($11.23). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit (1)	Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change of Control	Within 12 (or 24) Months of Change of Control	Not in Connection With a Change of Control	Within 12 (or 24) Months of Change of Control
		($) (2)	($) (3)	($) (2)	($) (3)
P. Leav	Cash Severance Payments	2,362,500	3,150,000	2,362,500	3,150,000
	Vesting Acceleration (4)	1,965,250	7,861,000	1,965,250	7,861,000
	Continued Coverage of Employee Benefits (5)	11,593	15,457	11,593	15,457
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	4,348,843	11,026,457	4,348,843	11,026,457

E. Brown	Cash Severance Payments	1,200,000	1,200,000	1,200,000	1,200,000
	Vesting Acceleration (4)	—	3,242,146	—	3,242,146
	Continued Coverage of Employee Benefits (5)	18,458	21,503	18,458	21,503
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	1,227,958	4,463,648	1,227,958	4,463,648

S. Darwish	Cash Severance Payments	745,154	745,154	745,154	745,154
	Vesting Acceleration (4)	—	1,612,055	—	1,612,055
	Continued Coverage of Employee Benefits (5)	17,486	21,503	17,486	21,503
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	772,139	2,378,711	772,139	2,378,711

L. Durr	Cash Severance Payments	510,000	510,000	510,000	510,000
	Vesting Acceleration (4)	—	667,882	—	667,882
	Continued Coverage of Employee Benefits (5)	14,005	14,005	14,005	14,005
	Outplacement Assistance	9,500	9,500	9,500	9,500

	Total Termination Benefits (6):	533,505	1,201,387	533,505	1,201,387

(1)	Reflects the terms of: (i) the Executive Severance Plan described above; (ii) the Change of Control Severance Agreements between Polycom and certain of its executive officers; and (iii) the terms of the Equity Incentive Plans. On December 31, 2013, each of the named executive officers in the table above were participants in the Executive Severance Plan, and each of Messrs. Leav, Brown and Darwish were party to a Change of Control Severance Agreement.
(2)	Reflects the terms of the Executive Severance Plan described above. Under the Executive Severance Plan, these severance benefits are not triggered if employment termination occurs due to death or disability.
(3)

Reflects the terms of the Equity Incentive Plans and the Executive Severance Plan for Ms. Durr or Change of Control Severance Agreements for Messrs. Leav, Brown and Darwish described above. Does not reflect any dollar value associated with the Post-Termination Exercise Arrangements between Polycom and its senior executive officers described above. Executive officers, who have entered into a Change of Control

Severance Agreement, are obligated under his agreement to remain with Polycom for six months following a change of control, subject to certain limitations. For Mr. Leav, the triggering termination may occur within 24 months following a change of control; for Messrs. Brown and Darwish, the triggering termination may occur within 12 months following a change of control. Under the Change of Control Severance Agreements, these severance benefits also are triggered if employment termination occurs due to death or disability. Under the Equity Incentive Plans, the vesting acceleration benefit also would have become payable upon a change of control if the executive officer’s equity awards were not assumed or substituted in accordance with the awards’ terms as described above.

(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $11.23 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2013, by (ii) the difference between $11.23 and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $11.23. None of the Named Executive Officers in this table held any in-the-money options relative to the $11.23 closing price of Polycom common stock on December 31, 2013. For performance shares, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2013 based upon the target outcome of the awards, by (ii) $11.23. For restricted stock units, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2013, by (ii) $11.23.
(5)	For Mr. Leav, assumes a lump sum payment to him based on the estimated premiums for COBRA continuation coverage. For terminations under the Change of Control Severance Agreements for Messrs. Brown and Darwish, assumes continued coverage of employee benefits at the amounts paid by Polycom for fiscal 2013 for health, dental, vision, long-term disability and life insurance coverage. Ms. Durr has not entered into a Change of Control Severance Agreement. For terminations under the Executive Severance Plan other than for Mr. Leav, assumes continued coverage of employee benefits at the amounts that would have been paid by Polycom for Combined Group Health COBRA premiums for fiscal 2013 for continued health, dental, vision and employee assistance program coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Executive Severance Plan or Change of Control Severance Agreement, as applicable

Separation Agreement—Andrew M. Miller

In July 2013, Mr. Miller resigned from his position as a Board member and executive officer effective July 19, 2013, and terminated his employment with Polycom effective August 15, 2013. Polycom negotiated a separation agreement and release with Mr. Miller, which provided for his release of any and all claims against Polycom and his resignation as an officer and Board member, as well as non-solicitation obligations and transition services through August 15, 2013, as a non-executive employee. In consideration for these obligations, Mr. Miller received certain severance benefits valued at $537,162, which included a lump sum cash payment in the amount of $500,000, a lump sum cash payment equal to 12 months of health care coverage premiums, reimbursement of his attorneys’ fees of $25,000 incurred in relation to the preparation and negotiation of the agreement, and retention of his company-issued laptops and electronic devices. He also received a bonus payment of $320,625 calculated based on actual performance for the first half of 2013 under the Performance Bonus Plan. The aggregate amount of these benefits is less than what Mr. Miller may have sought under the Executive Severance Plan if he was terminated. The agreement also provided for preservation of his pre-existing indemnification rights. Any of his equity awards that were outstanding and unvested as of his termination of employment were forfeited.

Separation Agreement—Eric F. Brown

As of March 13, 2014, Mr. Brown was no longer an officer of Polycom, but he continued to provide transition services until April 15, 2014, at which time his employment terminated. In connection with the termination of his employment, Mr. Brown became qualified to receive benefits under the Executive Severance Plan and entered into a separation agreement with us. Mr. Brown will receive a lump sum payment of $1,200,000, equal to the sum of his then base salary and target bonus opportunity, plus a lump sum amount equal to 12 months of continued health care premiums in an amount of $22,233. He also is eligible to receive outplacement benefits. These benefits are conditioned upon Mr. Brown executing and not revoking a release of claims in favor of Polycom and non-solicitation and non-disparagement obligations for a period of 12 months following his employment termination.

Resignation of Interim CEO—Kevin T. Parker

As of December 2, 2013, and in connection with the appointment of Mr. Leav as our CEO and President, Mr. Parker resigned his position as interim CEO and President. Mr. Parker received a discretionary bonus of $155,877 in recognition of his overall executive leadership and accomplishments. In addition, a total of 10,967 shares subject to his RSU award, valued at $116,579 (based on the $10.63 closing price of Polycom shares on December 2, 2013) vested as of the date of his employment termination (which vesting was based on a prorated portion of the award based on his length of continuous service as interim CEO and President). Further, to facilitate the successful transition of the CEO position and executive leadership of the Company to Mr. Leav, the Board approved an additional director retainer of $10,000 per month for the period from December 2013 through May 2014 in recognition of Mr. Parker’s continued assistance during the transition period. Following his resignation as interim CEO and President, Mr. Parker continues to serve as the Chairman of the Board.

Compensation of Directors

Compensation for Fiscal 2013

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2013 board service. Mr. Leav, who is an employee, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation	Total ($)
Betsy S. Atkins	80,000	222,800	—	302,800
Martha H. Bejar	10,462	142,930	—	153,392
Robert J. Frankenberg	15,217	142,930	—	158,147
John A. Kelley, Jr.	85,000	222,800	—	307,800
D. Scott Mercer	84,375	222,800	—	307,175
William A. Owens	68,804	222,800	—	291,604
Kevin T. Parker	67,418	222,800	—	290,218

(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	In fiscal 2013, each of our non-employee directors received an award of 20,000 shares of restricted stock units. These restricted stock units were granted on June 5, 2013, with a grant date fair value of $11.14 per share. Ms. Bejar and Mr. Frankenberg joined the Board in October 2013 and received a pro-rated award of 13,333 shares of restricted stock units. These restricted stock units were granted on October 23, 2013, with a grant date fair value of $10.72 per share.

As of December 31, 2013, the aggregate number of unvested shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Betsy S. Atkins	10,000	—
Martha H. Bejar	10,000	—
Robert J. Frankenberg	10,000	—
John A. Kelley, Jr.	10,000	—
D. Scott Mercer	10,000	—
William A. Owens	10,000	—
Kevin T. Parker	10,000	—

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. The Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, conducts a periodic review of non-employee director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing non-employee director compensation, the Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by Radford, a compensation consulting firm that the Corporate Governance and Nominating Committee engages directly for such purpose, and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in non-employee director compensation in connection with the Compensation Committee’s administration and oversight of our Equity Incentive Plans. Any change in non-employee director compensation is approved by the Board. No changes were made to non-employee director compensation for fiscal 2013.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board and its various committees. The following table provides information regarding the amount of annual cash fees.

Position	Fees ($)
Member of the Board	45,000
Chairman of the Board	45,000
Audit Committee:
Chairman	35,000
Member	20,000
Compensation Committee:
Chairman	25,000
Member	15,000
Corporate Governance and Nominating Committee:
Chairman	20,000
Member	10,000

Equity Compensation

Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, the restricted stock units generally vest in four equal installments over approximately one year. In addition, upon joining the Board, a non-employee director will receive a pro rata portion of the annual 20,000 restricted stock unit grant, to be prorated based upon the number of months to be served by such director until our next annual meeting of stockholders and to vest in accordance with the same vesting schedule as the annual director grants. The restricted stock unit agreement for grants to non-employee directors also contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. These equity awards are granted pursuant to our 2011 Equity Incentive Plan.

See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements—2011 and 2004 Equity Incentive Plans” above for a description of potential acceleration of non-employee directors’ equity awards upon a change in control of Polycom.

Director Stock Ownership Guidelines

In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director is required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Polycom.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Polycom’s equity compensation plans as of December 31, 2013.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	9,899,203	(1)	$13.70	(2)	19,531,930	(3)
Equity compensation plans not approved by security holders (4)	3,477		$.75		—

Total	9,902,680				19,531,930

(1)	Includes 9,205,462 shares that may be issued under performance shares and restricted stock units at December 31, 2013.
(2)	Excludes 9,205,462 shares that may be issued under performance shares and restricted stock units as such awards are issuable for no consideration.
(3)	Includes 5,259,136 shares available for future issuance under the Employee Stock Purchase Plan at December 31, 2013.
(4)	Includes 3,477 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $.75 related to certain outstanding options assumed under the ViVu 2008 Equity Incentive Plan in conjunction with Polycom’s acquisition of ViVu Inc. in October 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Code of Business Ethics and Conduct, our Related Person Transaction Approval Policy and Guidelines and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Polycom;

•	Any person known to be the beneficial owner of five percent or more of Polycom’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transaction Approval Policy and Guidelines, the Audit Committee must review and approve all transactions in which (i) Polycom or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, unless such transactions are otherwise excluded as disclosable transactions pursuant to Item 404 of Regulation S-K. Additionally, the Audit Committee must approve all transactions, regardless of size or materiality, involving the hiring of an immediate family member or entity substantially owned or controlled by an immediate family member of a director, nominee for director, executive officer or 5% stockholder. Polycom requires that each related person promptly notify Polycom’s General Counsel and Chief Financial Officer of any interest that such party has in a transaction. If the General Counsel or Chief Financial Officer determines that the proposed transaction requires Audit Committee approval in accordance with the Related Person Transaction Approval Policy and Guidelines, the matter is referred to the Audit Committee for review.

In assessing a related person transaction brought before it for approval the Audit Committee considers, without limitation: the commercial reasonableness of the transaction, whether the transaction was undertaken in the ordinary course of business, how the transaction was initiated and by whom, the purpose and potential benefits and materiality of the transaction to Polycom, the approximate dollar value of the transaction, the extent to which the related person has an interest in the transaction, whether the transaction has an impact on any non-employees director’s independence, actual or apparent conflicts of interest as a result of the transaction and any other factors deemed relevant by the Audit Committee. The Audit Committee may then approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. There were no disclosable related person transactions since the beginning of our last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Polycom’s directors, executive officers and any persons holding more than 10% of the Polycom’s common stock are required to report initial ownership of the Polycom common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Polycom is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Polycom received from such persons for their transactions during fiscal 2013, and the written representations received from certain of such persons that no reports were required to be filed for them during fiscal 2013, Polycom is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Polycom’s common stock, as of March 31, 2014, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
FMR LLC (3)	25,562,925	18.50%
Blackrock, Inc. (4)	9,708,579	7.03%
Soros Fund Management LLC (5)	9,400,078	6.80%
The Vanguard Group (6)	9,125,578	6.61%

Non-Employee Directors:
Betsy S. Atkins (7)	31,500	*
Martha H. Bejar (7)	10,000	*
Robert J. Frankenberg (7)	13,333	*
John A. Kelley, Jr. (7)	128,949	*
D. Scott Mercer (7)	110,850	*
William A. Owens (7)	99,541	*
Kevin T. Parker (7)	45,814	*

Named Executive Officers:
Peter A. Leav	—	*
Eric F. Brown	137,238	*
Sayed M. Darwish (8)	102,978	*
Laura J. Durr (9)	47,608	*
Andrew M. Miller	354,874	*
Tracey E. Newell	170	*
All directors and current executive officers as a group (11 persons) (10)	727,811	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 6001 America Center Drive, San Jose, California 95002.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 2014, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 138,148,354 shares of common stock outstanding on March 31, 2014.

(3)	Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson III. FMR LLC reported sole voting power with respect to 27,211 shares of common stock and FMR LLC and Mr. Johnson reported sole dispositive power with respect to 25,562,925 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)	Information concerning stock ownership was obtained from Amendment No. 7 to the Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 9,042,934 shares of common stock and sole dispositive power with respect to 9,708,579 shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 4, 2014 by Soros Fund Management LLC, George Soros and Robert Soros. Soros Fund Management LLC reported sole voting power with respect to 9,400,078 shares of common stock and sole dispositive power with respect to 9,400,078 shares of common stock. George Soros and Robert Soros reported shared voting power with respect to 9,400,078 shares of common stock and shared dispositive power with respect to 9,400,078 shares of common stock. The address of each of the foregoing is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(6)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 87,515 shares of common stock, sole dispositive power with respect to 9,041,463 shares of common stock and shared dispositive power with respect to 84,115 shares of common stock. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(7)	Includes 5,000 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2014.
(8)	Includes 30,000 shares subject to options that are exercisable within 60 days of March 31, 2014.
(9)	Includes 7,000 shares subject to options that are exercisable within 60 days of March 31, 2014.
(10)	Includes (i) 37,000 shares subject to options that are exercisable within 60 days of March 31, 2014, and (ii) 35,000 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Polycom’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Polycom is responsible for establishing and maintaining internal controls and for preparing Polycom’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the consolidated financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with Polycom management and with PricewaterhouseCoopers LLP, Polycom’s independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”;

•

Discussed with Polycom management, Polycom Internal Audit, and PricewaterhouseCoopers LLP the evaluation of Polycom’s internal controls and the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

D. Scott Mercer (Chairman)

Martha H. Bejar

Robert J. Frankenberg

OTHER MATTERS

Polycom knows of no other matters to be submitted at the 2014 Annual Meeting. If any other matters properly come before the 2014 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2014 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

San Jose, California

April 25, 2014

APPENDIX A

POLYCOM, INC.

EMPLOYEE STOCK PURCHASE PLAN

(June 9, 2014 Amendment and Restatement)

SECTION 1

PURPOSE

Polycom, Inc. having established the Polycom, Inc. Employee Stock Purchase Plan, effective as of May 25, 2005, in order to provide eligible employees of the Company and its participating Affiliates with the opportunity to purchase Common Stock through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Committee, hereby amends and restates the Plan effective as of June 9, 2014. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code, although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a Non-423(b) Plan which do not qualify under Section 423(b) of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives.

SECTION 2

DEFINITIONS

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2 “Affiliate” means any (i) Subsidiary, and (ii) any other entity other than the Company in an unbroken chain of entities beginning with the Company if, at the time of the granting of the option, each of the entities, other than the last entity in the unbroken chain, owns or controls 50 percent or more of the total ownership interest in one of the other entities in such chain. For purposes of the Code Section 423(b) Plan, an Affiliate solely means a Subsidiary.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (d) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.6 “Code Section 423(b) Plan” means an employee stock purchase plan that is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. Any provision of the Code Section 423(b) Plan that is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). Furthermore, the provisions of the Code Section 423(b) Plan shall be construed, administered and enforced in accordance with Section 423(b).

2.7 “Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the effective date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

2.8 “Common Stock” means the common stock (0.0005 per value per share) of the Company.

2.9 “Company” means Polycom, Inc., a Delaware corporation.

2.10 “Compensation” means the sum of a Participant’s (a) base salary or regular wages (including sick pay and vacation pay) and (b) overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments (in each case, to the extent paid in cash). Compensation shall exclude any contributions (other than under code Section 125 or 401(k) arrangements) made by Employers on the Participant’s behalf to any deferred compensation plan or welfare benefit program that may exist from time to time. The Committee may establish, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2(f), a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, which definition may vary among Participants who are employed by the Company or different Affiliates and/or who are outside the United States.

2.11 “Eligible Employee” means every Employee of an Employer, except (a) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code), or (b) as provided in this Section 2.11. Prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, the Committee may determine from time to time, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2(f), that an Employee shall not be an Eligible Employee if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (3) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (4) is a highly compensated employee under Section 414(q) of the Code, or (5) is a highly compensated employee under Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the 1934 Act, provided that any exclusion be applied with respect to an individual Offering in a manner that complies with Treasury Regulation Section 1.423-2(e)(2)(ii). Further, and notwithstanding the foregoing, Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. An Employee who otherwise is an Eligible Employee shall be treated as continuing to be such while the Employee is on sick leave or other leave of absence approved in writing by the Employer, except that if the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed by statute or contract, he or she shall cease to be an Eligible Employee on date three (3) months and one (1) day following the start of such leave.

2.12 “Employee” means an individual who is a common-law employee of any Employer as reflected on the payroll records of the Employer on the Enrollment Date, regardless of whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. With respect to a particular Participant, Employer means the Company or Affiliate (as the case may be) that directly employs the Participant.

2.13 “Employer” or “Employers” means any one or all of the Company and those Affiliates which, with the consent of the Board or the Committee, have adopted the Plan. In the event the Employer is not a Subsidiary, its Employees shall participate in the Non-423(b) Plan.

2.14 “Enrollment Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time.

2.15 “Grant Date” means any date on which a Participant is granted an option under the Plan.

2.16 “Non-423(b) Plan” means an employee stock purchase plan that does not meet the requirements set forth in Section 423(b) of the Code, as amended.

2.17 “Offering” means an offer under this Plan of an option that may be exercised during the period described in Section 5.2. For purposes of the Plan, all Eligible Employees will be deemed to participate in the same Offering unless the Committee otherwise determines that Eligible Employees of one or more Employers will be deemed to participate in separate Offerings, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

2.18 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 7 or Section 8.

2.19 “Plan” means the Polycom, Inc. Employee Stock Purchase Plan, as set forth in this instrument and as hereafter amended from time to time, which includes (a) a Code Section 423(b) Plan, and (b) a Non-423(b) Plan.

2.20 “Purchase Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.21 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.22 “Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1 Number Available. A maximum of 26,000,000 shares of Common Stock shall be available for issuance pursuant to the Plan. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2 Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Committee may make such adjustment, if any, as it deems appropriate in its sole discretion in the number, kind and purchase price of the shares available for purchase under the Plan and any outstanding option under the Plan.

SECTION 4

ENROLLMENT

4.1 Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete, sign and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time (in its discretion and on a nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2, and which may be in electronic form). Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires. Also, even if a Participant’s option has not expired, he or she automatically will be withdrawn from the Plan after a Purchase Date and re-enrolled in the Plan on the immediately following Enrollment Date if the closing price per Share on the Nasdaq Global Select Market on the new Enrollment Date is lower than such price on the Participant’s previous Enrollment Date. The Committee (in its discretion and on a uniform and nondiscriminatory basis) shall, prior to an Enrollment Date, determine whether the preceding sentence shall apply to all options to be granted on that Enrollment Date.

4.2 Payroll Withholding and Contribution. On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation or, if payroll withholding is not permitted under local laws, via such other means as specified by the Committee to the extent permitted by Treasury Regulation Section 1.423-2. Pursuant to such procedures as the Committee may specify from time to time (which may be in electronic form), a Participant may elect to have withholding equal to or otherwise contribute a whole percentage from 1% to 20% (or such lesser percentage that the Committee may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2, for all options to be granted on any Enrollment Date in an Offering). If permitted by the Committee, a Participant instead may elect to have a specific amount withheld or to contribute a specific amount, in dollars or in the applicable local currency (subject to such uniform and nondiscriminatory rules or as otherwise permitted by Treasury Regulation Section 1.423-2, as the Committee in its discretion may specify). A Participant may elect to increase or decrease his or her rate of payroll withholding or contribution by submitting an election (which may be in electronic form) in accordance with and to the extent permitted by procedures established by the Committee from time to time. A Participant may stop his or her payroll withholding or contribution by submitting an election in accordance with and to the extent permitted by procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment election must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her payroll withholding or contributions at the percentage last elected by the Participant. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.3 of the Plan, the Company automatically may decrease a Participant’s payroll deductions to zero percent (0%) at any time during an option period. Under such circumstances, payroll deductions shall recommence at the rate provided in such Participant’s enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 7 of the Plan.

SECTION 5

OPTIONS TO PURCHASE COMMON STOCK

5.1 Grant of Option. On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan in an Offering, he or she shall be granted an option to purchase shares of Common Stock.

5.2 Duration of Option. Each option granted under the Plan shall expire on the earliest to occur of (a) the completion of the purchase of shares on the last Purchase Date occurring within 24 months of the Grant Date of such option, (b) such shorter option period as may be established by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2, prior to an Enrollment Date for all options to be granted on such Enrollment Date, or (c) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date in an Offering, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the Enrollment Date that is approximately 6 months later.

5.3 Number of Shares Subject to Option. The number of shares available for purchase by each Participant under the option will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the number of shares referred to in the preceding sentence shall be 10,000 shares per Purchase Date. In addition and notwithstanding the preceding, to the extent required under Section 423(b) of the Code, an option (taken together with all other options then outstanding under this Plan and under all other similar employee stock purchase plans of the Employers) shall not give the Participant the right to purchase shares at a rate which accrues in excess of $25,000 of fair market value at the applicable Grant Dates of such shares in any calendar year during which such Participant is enrolled in the Plan at any time.

5.4 Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions:

(a) payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2, unless payroll withholding is not permitted under local laws as determined by the Committee, in which case the Participant may contribute by such other means as specified by the Committee to the extent permitted by Treasury Regulation Section 1.423-2;

(b) purchase of shares upon exercise of the option will be accomplished only in accordance with Section 6.1;

(c) the price per share under the option will be determined as provided in Section 6.1;

(d) the option in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2), as the Committee shall determine from time to time in its discretion;

(e) each option will be granted under the same Offering unless the Committee otherwise designates separate Offerings for the Eligible Employees of one or more Employers, in which case, each Participant’s option will be granted under the Offering designated for the Eligible Employees of the Participant’s Employer.

SECTION 6

PURCHASE OF SHARES

6.1 Exercise of Option. Subject to Section 6.2, on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased (i.e., because fractional shares may not be purchased under the Plan) shall be rolled over and used to purchase shares on the next Purchase Date (unless the individual no longer is a Participant, in which case the cash shall be refunded to him or her). Any other cash remaining after a Purchase Date (e.g., because a Participant has reached one of the limits on share purchases under the Plan) shall be returned to the Participant. The price per Share of the Shares purchased under any option granted under the Plan shall be determined by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2, for all options to be granted on an Enrollment Date in an Offering. However, in no event shall the price be less than eighty-five percent (85%) of the lower of:

(a) the closing price per Share on the Grant Date for such option on the Nasdaq Global Select Market; or

(b) the closing price per Share on the Purchase Date on the Nasdaq Global Select Market.

6.2 Delivery of Shares. As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker (if any) designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

6.3 Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced to eliminate the over-enrollment, as the Committee determines (in a uniform and nondiscriminatory manner). For example, the Committee may determine that such reduction method shall be “bottom up”, with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the Participants without interest thereon, except as otherwise required under local laws (in which case the Committee may determine that interest must be paid to all Participants in the relevant Offering in order to comply with Section 423 of the Code).

6.4 Tax Withholding. Prior to the delivery of any shares purchased under the Plan (or at any other time that a taxable event related to the Plan occurs), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all tax and social insurance liability obligations and requirements in connection with the options and shares purchased thereunder, if any, including, without limitation, all federal, state, and local taxes (including the Participant’s FICA obligation, if any) that are required to be withheld by the Company or the employing Affiliate, the Participant’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of shares and any other Company (or employing Affiliate) taxes the responsibility for which the Participant has agreed to bear with respect to such shares.

SECTION 7

WITHDRAWAL

7.1 Withdrawal. A Participant may withdraw from the Plan by submitting a withdrawal election to the Company in accordance with and to the extent permitted by procedures specified by the Committee from time to time (which may be in electronic form). A withdrawal will be effective only if it is received by the Company by the deadline specified by the Committee (in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) from time to time. Unless otherwise determined by the Committee, when a withdrawal becomes effective, the Participant’s payroll withholding or contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her without interest thereon, except as otherwise required under local laws (in which case the Committee may determine that interest must be paid to all Participants in the relevant Offering in order to comply with Section 423 of the Code).

SECTION 8

CESSATION OF PARTICIPATION

8.1 Termination of Status as Eligible Employee. A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason), except that the Committee (in its discretion and on a uniform and nondiscriminatory basis) may permit an individual who has ceased to be an Eligible Employee to exercise his or her option on the next Purchase Date to the extent permitted by Code Section 423. As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her without interest thereon, except as otherwise required under local laws (in which case the Committee may determine that interest must be paid to all Participants in the relevant Offering in order to comply with Section 423 of the Code).

SECTION 9

DESIGNATION OF BENEFICIARY

9.1 Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures (or as otherwise permitted by Treasury Regulation Section 1.423-2) as the Committee may specify in its discretion from time to time, designate one or more individuals to receive any amounts credited to the Participant’s account at the time of his or her death (“Beneficiaries”). Notwithstanding any contrary provision of this Section 9, Sections 9.1 and 9.2 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) to permit the designation of Beneficiaries.

9.2 Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

9.3 Failed Designations. If the Committee does not make Sections 9.1 and 9.2 operative or if a Participant dies without having effectively designated a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.

SECTION 10

ADMINISTRATION

10.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

10.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

10.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning, validity and parameters of the terms and provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;

(b) To determine the form and manner for Participants to make elections under the Plan;

(c) To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;

(d) To cause an account or accounts to be maintained for each Participant and establish rules for the crediting of contributions and/or shares to the account(s);

(e) To determine the time or times when, and the number of shares for which, options shall be granted;

(f) To establish and revise an accounting method or formula for the Plan;

(g) To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;

(h) To determine the status and rights of Participants and their Beneficiaries or estates;

(i) To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(j) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(k) To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States or to facilitate legal, tax or regulatory compliance outside the United States; and

(l) To determine that, to the extent permitted by Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) will be less favorable than the terms of options granted under the Plan or the same Offering to Employees resident in the United States;

(m) To designate separate Offerings for the Eligible Employees of one or more Employers, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will apply separately to each Offering; and

(n) To delegate to any one or more of its members or to any other person (including, but not limited to, employees of any Employer) severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

10.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be made in the sole discretion of the Committee and shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

10.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but fees and taxes (including brokerage fees) for the transfer, sale or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

10.6 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

10.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board or the Committee, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1 Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is amended, suspended or terminated, the Board or the Committee, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date (which, notwithstanding Section 2.20, may be sooner than originally scheduled, if determined by the Board or the Committee in its discretion), or may elect to permit options to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3.2). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares shall be returned to the Participants (without interest thereon, except as otherwise required under local laws, in which case the Committee may determine that interest must be paid to all Participants in the relevant Offering in order to comply with Section 423 of the Code) as soon as administratively practicable. If the Board or the Committee determines that a Change of Control will occur, all outstanding options shall terminate upon completion of the purchase of shares on a Purchase Date (prior to the Change of Control), that is selected by the Board or the Committee (which Purchase Date, notwithstanding Section 2.20, may be sooner than originally scheduled, if determined by the Board or the Committee in its discretion), unless the Board or the Committee expressly determines that the options in fact will be assumed by the surviving corporation or its parent (subject to any adjustment pursuant to Section 3.2).

11.2 Duration of the Plan. The Plan commenced on May 25, 2005, and subject to Section 11.1 (regarding the Board’s and the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 12

GENERAL PROVISIONS

12.1 Participation by Affiliates. One or more Affiliates of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board or the Committee. By adopting the Plan, an Affiliate shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board and the Committee to amend the Plan, and (b) to the Committee to administer and interpret the Plan. An Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

12.2 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

12.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

12.5 Compliance with Rule 16b-3. Any transactions under this Plan with respect to officers (as defined in Rule 16a-1 promulgated under the 1934 Act) are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 is no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

12.6 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of any Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

12.7 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

12.8 Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Any provision of the Plan that is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of California (excluding California’s conflict of laws provisions).

12.9 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

12.10 Use of Funds. Payroll withholdings and other contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll withholdings or other contributions except under Offerings in which applicable local law requires that such payroll withholdings or other contributions be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions.

IMPORTANT ANNUAL MEETING INFORMATION     000004     C123456789
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 8, 2014.
Vote by Internet
Go to www.envisionreports.com/PLCM
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this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card     1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4.
1. Election of Directors: For Against Abstain         For Against Abstain         For Against Abstain
01 - Peter A. Leav     02 - Betsy S. Atkins     03 - Martha H. Bejar     04 - Robert J. Frankenberg     05 - John A. Kelley, Jr.     06 - D. Scott Mercer
07 - William A. Owens     08 - Kevin T. Parker
2. To approve an amendment to Polycom’s 2005 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 9,000,000.    For Against Abstain
3. To approve, by a non-binding advisory vote, Polycom’s executive compensation.    For Against Abstain
4. To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2014.
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.
Non-Voting Items
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This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
O1TWWB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Polycom, Inc.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 9, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.
PROXY - The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the 2013 Annual Report, along with the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 25, 2014, for the Annual Meeting of Stockholders of Polycom, Inc. to be held on June 9, 2014 at 10:00 a.m., local time, at Polycom’s corporate headquarters in San Jose, California and, revoking all prior proxies, hereby appoints Peter A. Leav and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of Polycom, Inc. held of record by the undersigned on April 10, 2014 at the Annual Meeting to be held on June 9, 2014, or any postponement or adjournment thereof.
The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposals 2 through 4.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE PROPOSALS IN ITEMS 2 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
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